EXHIBIT 2.2

MARKWEST ACQUISITIONS CORP.

BRIAN E. HIEBERT, GUY C. GRIERSON, IAN R. DE BIE, GORDON A. MAYBEE, ERIN HIEBERT, RAYLENE GRIERSON, KATHLEEN DE BIE, PATRICIA MAYBEE

WATFORD ENERGY LIMITED

SHARE PURCHASE AGREEMENT

August 10, 2001

ARTICLE 1 DEFINITIONS AND SCHEDULES
1.1	Definitions
1.2	Schedules
1.3	References and Headings
1.4	Singular/Plural; Derivatives
1.5	Statutory References
1.6	Conflicts
1.7	Accounting References
1.8	Vendor's Knowledge
1.9	Purchaser's Knowledge
ARTICLE 2 PURCHASE AND SALE OF AMALCO SHARES
2.1	Purchase and Sale of Amalco Shares
2.2	Purchase Price and Allocation of Purchase Price
2.3	Incremental Adjustment to Purchase Price re Watford Portion
2.4	Incremental Adjustment to Purchase Price re Leland Portion
2.5	Deposit
2.6	Adjustments to Purchase Price
2.7	Interest Accrues on Amounts Owing
2.8	Manner of Payment
ARTICLE 3 CLOSING
3.1	Place and Closing Time
3.2	Deliveries at Closing
3.3	Escrow of Funds
ARTICLE 4 INTERIM PERIOD
4.1	Access
4.2	Maintenance of Business and PNG Assets
4.3	Certain Changes Restricted
4.4	Dealings or Operations re PNG Assets
4.5	Proposals for Dealings or Operations re PNG Assets
4.6	Existing Authorizations for Expenditure and Watford Drilling Program
4.7	Certain Bonuses and Dividends
4.8	Prohibited Negotiations
4.9	Pre-Closing Transaction re Amalgamation
4.10	Insurance
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF PARTIES
5.1	Vendors' Representations and Warranties
5.2	Purchaser's Representations and Warranties
5.3	Survival of Representations and Warranties
5.4	Survival of Representations and Warranties re Tax
5.5	No Additional Representations Or Warranties By Vendors
5.6	No Merger
ARTICLE 6 ACCESS TO PNG ASSETS
6.1	Vendors To Provide Access to PNG Assets
ARTICLE 7 CONDITIONS TO CLOSING
7.1	Conditions to the Obligations of the Purchaser
7.2	Conditions to the Obligations of Vendors to Close
7.3	Parties To Exercise Diligence With Respect To Conditions, etc.
7.4	Waiver Of Conditions
7.5	Failure To Satisfy Conditions
ARTICLE 8 TERMINATION
8.1	Grounds for Termination
8.2	Effect of Termination
8.3	Entitlement to Deposit on Termination
ARTICLE 9 INFORMATION, MATERIALS AND CONTINUING REPORTS
9.1	Access to Information
9.2	Tax Returns
ARTICLE 10 LIABILITY AND INDEMNIFICATION
10.1	Defined Terms
10.2	Responsibility of Vendors
10.3	Responsibility of Purchaser
10.4	Limit on Vendors' Responsibility
10.5	Responsibility Extends To Legal Costs and Settlements
10.6	Limitations
10.7	Limitation on Rights or Remedies
10.8	Notice of Claim
10.9	Direct Claims
10.10	Third Party Claims
10.11	Settlement of Third Party Claims
10.12	No Merger of Legal Responsibilities
ARTICLE 11 ARBITRATION
11.1	Reference to Arbitration
11.2	Reference to Arbitration
ARTICLE 12 CONFIDENTIALITY OF THE PURCHASER AND PRESS RELEASE
12.1	Return of Documents
12.2	Press Release
ARTICLE 13 MISCELLANEOUS PROVISIONS
13.1	Waiver Must Be In Writing
13.2	No Amendment Except In Writing
13.3	Assignments Before Closing
13.4	Service Of Notice
13.5	Addresses For Notices
13.6	Tax Election
13.7	Costs and Expenses
13.8	Further Assurances
13.9	Governing Law; Attornment; Etc.
13.10	Invalidity of Provisions
13.11	Time
13.12	Supersedes Earlier Agreements
13.13	Enurement
13.14	Counterpart Execution

SHARE PURCHASE AGREEMENT

             THIS SHARE PURCHASE AGREEMENT is made as of this 10th day of August,2001.

BETWEEN:

BRIAN E. HIEBERT of Calgary, Alberta, GUY C. GRIERSON of Calgary, Alberta, IAN R. DE BIE of Calgary, Alberta, GORDON A. MAYBEE of Calgary, Alberta, ERIN HIEBERT of Calgary, Alberta, RAYLENE GRIERSON of Calgary, Alberta, KATHLEEN DE BIE of Calgary, Alberta and PATRICIA MAYBEE of Calgary, Alberta (individually a "Vendor" and collectively, the "Vendors")

– and –

MARKWEST ACQUISITIONS CORP., an Alberta corporation (the "Purchaser")

WHEREAS:

A.         the Vendors currently beneficially own, directly or indirectly, all of the issued and outstanding shares of the Watford Entities and Watford Energy;

B.          it is intended that the Watford Entities and Watford Energy, will amalgamate (the "Amalgamation") and continue as a new corporation ("Amalco"), and on such Amalgamation, the property and assets of each of the Watford Entities and Watford Energy shall continue to be the property and assets of Amalco;

C.          on the Amalgamation becoming effective, the Vendors will be all of the registered and beneficial owners of all of the Amalco Shares; and

D.         the Vendors desire to sell and the Purchaser desires to purchase, all of the Amalco Shares following the Amalgamation, upon and subject to the terms and conditions set forth in this Agreement.

             NOW THEREFORE, for good and valuable consideration (the sufficiency and receipt of which is acknowledged by each Party), the Parties agree as follows:

ARTICLE 1
DEFINITIONS AND SCHEDULES

1.1        Definitions

In this Agreement, including the recitals and the Schedules, unless otherwise stated or the context otherwise requires:

"Abandonment and Reclamation Obligations" means all remediation and reclamation obligations of the Watford Entities, Watford Energy and Amalco, including:

(a)         the proper abandonment and reclamation of any Wells; and

(b)        the closure, decommissioning and dismantling of Tangibles, and the restoration of the surface in respect thereto, all in accordance with good oil and gas field practices, and in compliance with Applicable Law.

"Accounting Firm" means KPMG, Chartered Accountants, or such other firm of chartered accountants as may be selected by the Parties.

"Additional Indemnitees" has the meaning attributed to it in Section 10.1.

"Adjusted Working Capital" means the book value of the current assets, as recorded on the Effective Date Balance Sheets, less the aggregate, without duplication, of (i) the book value of the current liabilities, as recorded on the Effective Date Balance Sheets, plus (ii) the book value of the debt (other than amounts in respect of the line item titled "Future Income Tax" in the Effective Date Balance Sheets) as recorded on the Effective Date Balance Sheets, plus (iii) any liability in respect of any Futures Transaction; PROVIDED HOWEVER that: (A) all revenues, expenses and costs of the Watford Holdcos prior to the Watford Effective Date, (other than revenues, expenses and costs of the Leland Holdcos), will be accrued in accordance with GAAP as if received or paid, as the case may be, prior to the Watford Effective Date; (B) all revenues, expenses and other costs of the Leland Holdcos prior to the Leland Effective Date will be accrued in accordance with GAAP as if received or paid, as the case may be, prior to the Leland Effective Date; and (C) any expenses or costs incurred in connection with the Watford Drilling Program shall have no effect upon and shall not be included in calculation of Adjusted Working Capital.

"Affiliate" means, in respect of a Person, any other Person or group of Persons acting in concert, directly or indirectly, that controls, is controlled by or under common control with the first mentioned Person, and for the purposes of this definition "control" means the possession, directly or indirectly, by such Person or group of Persons acting in concert, of the power to direct or cause the direction of the management and policies of the first mentioned Person, whether through the ownership of voting securities or otherwise.

"Agreement" means this document, together with the Schedules attached hereto and made a part hereof, all as amended, supplemented or modified from time to time in accordance with the provisions hereof.

"Amalco" means the continuing corporation formed as a result of the Amalgamation.

"Amalco Shares" means all of the issued and outstanding Shares of Amalco.

"Amalgamation" means the amalgamation of the Watford Entities and Watford Energy pursuant to the Amalgamation Agreement.

"Amalgamation Agreement" means collectively the amalgamation agreement attached to this Agreement as Schedule 1.2(g)

"Applicable Law" means, in relation to any Person, transaction or event, all applicable provisions of laws, statutes, rules, regulations, official directives and orders of all federal, provincial, municipal and local governmental bodies (whether administrative, legislative, executive or otherwise) and judgments, orders and decrees of all courts, arbitrators, commissions or bodies exercising similar functions in actions or proceedings in which the Person in question is a party, by which it is bound or having application to the transaction or event in question.

"Arbitrator" has the meaning set forth in Section 2.6(e).

"Burdens" means, collectively, Royalty Interests and Security Interests.

"Business Day" means a day on which banks are generally open for the transaction of commercial business in both Calgary, Alberta and Denver, Colorado but does not in any event include a Saturday or a Sunday or a bank holiday under Applicable Law.

"Closing" means the completion of the purchase and sale of the Amalco Shares as contemplated by this Agreement.

"Closing Date" means the later of (i) August 10, 2001, (ii) the Business Day after the date on which all the conditions to Closing are satisfied or waived, and (iii) the Outside Date.

"Closing Funds" has the meaning ascribed to it in Section 2.5.

"Closing Time" means the time that the documents or actions effecting the transactions comprising the Closing are delivered or taken and released from the terms of any escrow governing the Closing.

"Confidentiality Agreements" means the Confidentiality Agreement dated May 15, 2001 between MarkWest Hydrocarbons, Inc. and Leland Energy Inc. and the Confidentiality Agreement dated June 11, 2001 between MarkWest Hydrocarbons, Inc. and Watford Energy Ltd., copies of which are attached hereto as Schedule 1.2(m).

"Deposit" means an amount equal to 5% of the Purchase Price.

"Deposit Interest" has the meaning ascribed to it in Section 2.5.

"Dollar" or "$" means, unless otherwise provided herein, a dollar in the lawful money of Canada.

"Effective Date Balance Sheets" means the Leland Effective Date Balance Sheet and the Watford Effective Date Balance Sheet.

"Environmental Damage" means any one or more of:

(i)          ground water, surface water or aquifer contamination;

(ii)         soil contamination;

(iii)        substance or energy emissions which are either toxic or hazardous;

(iv)       death or injury to plant, animals or human beings due in whole or in part to any of the foregoing items (i) through (iii),

but only to the extent the foregoing is or has been in breach of or exceeds limitations imposed by Environmental Law and shall not include Abandonment and Reclamation Obligations.

"Environmental Law" means Applicable Law respecting the protection of, or the control of contamination or pollution of soil, air or water (including ground water) and human health and safety.

"Escrow Agent" has the meaning ascribed to it in Section 3.3.

"Escrow Agreement" means an agreement substantially in the same form as attached hereto as Schedule 1.2(l).

"Escrow Amount" has the meaning ascribed to such term in Section 3.3.

"Financial Statements" means the Leland Financial Statements and the Watford Financial Statements.

"Flow Through Share Agreements" means the Flow Through Share Agreements dated July 1, 2000 as further described in Schedule 1.2(h).

"Flow Through Share Release" means a release executed by each of the Vendors in substantially the same form as attached hereto as Schedule 1.2(o).

"Futures Transaction" means any derivatives transaction (including an agreement with respect thereto) which is commonly referred to as a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination of these transactions.

"GAAP" or "generally accepted accounting principles" means accounting principles generally accepted at the relevant time in Canada, and where the "CICA Handbook", as amended from time to time, or any successor publication published by the Canadian Institute of Chartered Accountants, contains (i) a single recommendation as to treatment of a matter, such recommendation shall constitute GAAP and generally accepted accounting principles herein, or (ii) more than one recommendation as to treatment of a matter, any of such recommendations shall constitute GAAP and generally accepted accounting principles herein.

"Gulf Transactions" means the transactions consummated in accordance with the agreement titled "Purchase of Partnership Interest of Leland Energy Partnership by Gulf Canada Resources Limited" dated May 15, 2000 among Kaiser Energy Ltd., Hiebert Resources Ltd., Grierson Resources Ltd., Wild River Resources Ltd. and Maybee Resources Ltd. and Gulf Canada Resources Limited and 758350 Alberta Inc. and the agreement titled "Purchase of Shares of Leland Energy Resources Ltd. by Gulf Canada Resources Limited" dated June 12, 2000 among Kaiser Energy Ltd., Hiebert Resources Ltd., Grierson Resources Ltd., Wild River Resources Ltd. and Maybee Resources Ltd. and Gulf Canada Resources Limited.

"Hazardous Materials" means (i) pollutants, contaminants and hazardous or toxic chemicals, materials, substances or wastes, and (ii) any chemical, material, substance or waste that is regulated pursuant to any Environmental Law.

"include" and "including" mean "include, without limitation" and "including, without limitation", respectively.

"Indemnified Losses" has the meaning attributed to it in Section 10.1.

"Interim Period" means the period between the Signing Date and the Closing Date.

"Interest Rate" means an annual rate of interest of five (5%) percent.

"Land Schedule" means Schedule 1.2(a), as amended by the Parties at anytime prior to Closing.

"Lands" means the lands set forth and described in the Land Schedule including the Petroleum Substances within, upon or under the lands (subject to the restrictions and exclusions set forth in the Leases as to the Petroleum Substances and geological formations), but does not include Surface Rights.

"Leases" means the leases, licences, permits and other documents of title, by virtue of which the holder thereof is entitled to drill for, win, take, store, own or remove the Petroleum Substances or dispose of saltwater brine within, upon or under the Lands or by virtue of which the holder thereof is deemed to be entitled to a share of Petroleum Substances removed from the Lands or any lands with which the Lands are pooled or unitized and includes, if applicable, all renewals and extensions of such documents and all documents issued in substitution therefor.

"Leland Effective Date" means 11:59 a.m. on March 31, 2001.

"Leland Effective Date Balance Sheet" means the consolidated balance sheet of Brian Hiebert Energy Ltd., Guy Grierson Energy Ltd., Ian de Bie Energy Ltd., Gord Maybee Energy Ltd., E. Hiebert Energy Ltd., R. Grierson Energy Ltd., K. de Bie Energy Ltd. and P. Maybee Energy Ltd. dated March 31, 2001, prepared in accordance with GAAP, attached as Schedule 1.2(c)(i).

"Leland Financial Statements" means collectively, (i) the consolidated balance sheet of Brian Hiebert Energy Ltd., Guy Grierson Energy Ltd., Ian de Bie Energy Ltd., Gord Maybee Energy Ltd., E. Hiebert Energy Ltd., R. Grierson Energy Ltd., K. de Bie Energy Ltd. and P. Maybee Energy Ltd. as at March 31, 2001, and related income statements and statements of changes in financial position for the period ending March 31, 2001, and (ii) the Leland Effective Date Balance Sheet and related consolidated income statements and statements of cashflow of Brian Hiebert Energy Ltd., Guy Grierson Energy Ltd., Ian de Bie Energy Ltd., Gord Maybee Energy Ltd., E. Hiebert Energy Ltd., R. Grierson Energy Ltd., K. de Bie Energy Ltd. and P. Maybee Energy Ltd. for the 8 months then ended, a copy of which is attached as Schedule 1.2(d)(i).

"Leland Holdcos" means Brian Hiebert Energy Ltd., Guy Grierson Energy Ltd., Ian de Bie Energy Ltd., Gord Maybee Energy Ltd., E. Hiebert Energy Ltd., R. Grierson Energy Ltd., K. de Bie Energy Ltd. and P. Maybee Energy Ltd..

"Miscellaneous Interests" means all of the right, title, interest and estate of the Watford Entities, Watford Energy and Amalco in and to all property, rights and assets, whether contingent or absolute, legal or beneficial, present or future, vested or not, and not being Petroleum and Natural Gas Rights or Tangibles, which pertain to such Petroleum and Natural Gas Rights or Tangibles, excluding (for clarification) the Vendor Hedge Arrangements but including the following property, rights and assets:

(i)          contracts, agreements and documents (including Title and Operating Documents) relating to any of such Petroleum and Natural Gas Rights or Tangibles or any rights in relation thereto;

(ii)         Surface Rights which are used or useful in connection with any of such Petroleum and Natural Gas Rights or Tangibles;

(iii)        permits, licences, authorizations and deposits relating to any of such Petroleum and Natural Gas Rights or Tangibles, or the use thereof;

(iv)       all well bores located on the Lands or lands pooled or unitized therewith which may be used to produce Petroleum Substances from the Lands or lands pooled or unitized therewith or otherwise serve such lands;

(v)        books, maps, records, documents, seismic, geological, data processing, well, plant and other reports, files, data, information, tapes, disks, computer programs, papers or other records, which relate to or are necessary or useful in connection with any of such Petroleum and Natural Gas Rights or Tangibles or any of the property or assets referred to in (i) to (iv) of this definition;

(vi)       all extensions, renewals, replacements or amendments of the foregoing items described in items (i) to (v) of this definition.

"Notice of Claim" has the meaning attributed to it in Section 10.1.

"Objection Date" has the meaning ascribed to it in Section 2.6(d).

"Outside Date" means 5:00 p.m. on the 31st day of August, 2001, or such later date as the Parties may agree in writing or may be expressly provided for herein.

"Parties" means the Vendors and the Purchaser and "Party" means a Vendor, the Vendors or the Purchaser, as applicable.

"Permitted Defects" means:

(i)          Permitted Encumbrances;

(ii)         Abandonment and Reclamation Obligations which under Applicable Law, as of the Closing Date, are not yet required to be undertaken; and

(iii)        any defects which are deemed to be Permitted Defects under Section 4.5(e).

"Permitted Encumbrances" means:

(i)          easements, rights of way, servitudes or other similar Surface Rights, including, without limitation, rights of way and servitudes for highways, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone or cable television conduits, poles, wires or cables;

(ii)         the right reserved to or vested in any government, municipality or other public authority by the term of any Title and Operating Documents or by Applicable Law to terminate any Title and Operating Documents or to require annual or other periodic payments as a condition of the continuance thereof;

(iii)        rights of general application reserved to or vested in any governmental authority to levy taxes or other levies on Petroleum Substances or the income or revenue therefrom and governmental requirements pertaining to production rates from wells on the Lands or operations being conducted on the Lands or otherwise affecting the value of any property;

(iv)       any rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the PNG Assets in any manner;

(v)        the terms and conditions of the Title and Operating Documents;

(vi)       undetermined or inchoate liens incurred or created in the ordinary course of all business as security in favour of any Person for the Watford Entities', Watford Energy's and Amalco's proportionate share of the costs and expenses applicable to the development or operation of any of the PNG Assets which are not due or delinquent or are being contested in good faith;

(vii)      the reservations, limitations, provisos and conditions in any grants or transfers from the Crown of any of the Lands or interests therein, and statutory exceptions to title;

(viii)     provisions for penalties and forfeitures under agreements as a consequence of non-participation in operations contained in the Title and Operating Documents or identified in Schedule 1.2(k);

(ix)        liens granted in the ordinary course of business to a public utility, municipality or governmental authority with respect to operations pertaining to any of the PNG Assets;

(x)         any preferential rights of purchase or any similar restriction applicable to any of the PNG Assets contained in the Title and Operating Documents or identified in Schedule 1.2(k)

(xi)        agreements and plans relating to pooling or unitization contained in the Title and Operating Documents or identified in Schedule 1.2(k);

(xii)       builder's, mechanic's, material men's and similar liens in respect of services rendered or goods supplied for which payment is not at the time due;

(xiii)      the Burdens, reduction or conversion or alteration of interests and adverse claims, in each case, set forth in the Land Schedule and all ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of Petroleum and Natural Gas Rights or the production of Petroleum Substances in respect of such Petroleum and Natural Gas Rights, whether or not set forth on the Land Schedule; and

(xiv)      Burdens that have not been created by, through or under Watford Energy and of which the Vendors do not have any knowledge on the Signing Date;

(xv)       other Security Interests as set forth in Schedule 1.2(k).

"Person" includes an individual, a partnership, a corporation, a trust, a joint venture, an unincorporated organization, a union, a government or any department or agency thereof and the heirs, executors, administrators or other legal representatives of an individual.

"Petroleum and Natural Gas Rights" means all of the right, title, estate and interest, whether absolute or contingent, legal or beneficial, present or future, vested or not, and whether or not an "interest in land", held by the Watford Entities, Watford Energy and Amalco in or to the Lands and the Leases together with any of the following which relate thereto, by whatever name the same are known:

(i)          rights to explore for, drill for, extract, win, produce, take, save or market Petroleum Substances;

(ii)         rights to a share of the production of Petroleum Substances;

(iii)        rights to a share of the proceeds of, or to receive payment calculated by reference to, the quantity or value of the production of Petroleum Substances, other than the rights under agreements for the sale of Petroleum Substances;

(iv)       the interests set forth in the Land Schedule hereto in and to and in respect of the Leases and the Lands subject to the Permitted Encumbrances;

(v)        rights to acquire any of the rights described in subparagraphs (i) to (iv) of this definition; and

(vi)       interests in any rights described in subparagraphs (i) to (v) of this definition,

including all interests and rights known as working interests, royalty interests, overriding royalty interests, gross overriding royalty interests, production payments, profits interests, net profits interests, revenue interests, net revenue interests, economic interests and other interest, fractional or undivided interests in any of the foregoing, and all freehold, leasehold or other interests in any Lands.

"Petroleum Substances" means petroleum, crude bitumen, natural gas, natural gas liquids, related hydrocarbons and any and all other substances, whether liquid, solid or gaseous (other than coal but including coalbed methane), whether hydrocarbon or not, produced or producible in association with any of the foregoing, including hydrogen sulphide, sulphur, water, carbon dioxide, nitrogen and oxygen.

"Place of Closing" means the offices of Blake, Cassels & Graydon LLP located at 3500, 855 - 2nd Street S.W., Calgary, Alberta, or such other place as may be agreed upon in writing by the Parties.

"PNG Assets" the Petroleum and Natural Gas Rights, the Tangibles and the Miscellaneous Interests.

"Proposal" has the meaning attributed to it in Section 4.5.

"Purchase Agreement Default" means any misrepresentation or breach of warranty made by a Party, or the failure of a Party to perform or observe in any respect any of the covenants or agreements to be performed by such Party under this Agreement or any agreement or other certificate or instrument delivered in connection herewith, and includes the obligations set forth in Section 7.3.

"Purchase Price" means the aggregate amount payable by the Purchaser to the Vendors as consideration for the Amalco Shares pursuant to Section2.2 subject to adjustment in accordance with the terms and conditions of this Agreement.

"Purchaser's Counsel" means Fraser Milner Casgrain LLP, Calgary.

"Royalty Interests" means all carried profits, net profits, net revenue, royalty interests (including the obligation attributable thereto to pay all ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of Petroleum and Natural Gas Rights or the production of Petroleum Substances in respect of such Petroleum and Natural Gas Rights) and similar Petroleum and Natural Gas Rights reserved or payable (by way of a share in production of Petroleum Substances or by way of money) to any Person or entity.

"Security Interest" means any mortgage, charge, pledge, lien, hypothec, assignment by way of or in effect as security, or security interest whatsoever, whether arising by agreement or otherwise, but does not include a right of set–off.

"Share Rights" means any instruments or contractual rights capable of being converted into, exchanged for or exercised for Shares of any class of a Person or giving the holder the right on the occurrence of any events, including on the payment of money, whether such events have occurred or not, to require delivery by a Person of Shares of any class of a Person and includes options, warrants, conversion or exchange privileges and similar rights.

"Shareholder Debt" means any indebtedness owed by any of the Watford Entities, Watford Energy or Amalco to any of the Vendors, or any Affiliate of the Vendors excluding any debt owing by any Watford Entity to any other Watford Entity, Amalco or Watford Energy but does not include bonuses as set forth in the Effective Date Balance Sheets.

"Shares" means any shares of any class of a corporation or body corporate.

"Signing Date" means the date of this Agreement.

"Subsidiary" when used in relation to any Person, means any Affiliate controlled, directly or indirectly, by that Person.

"Surface Rights" means rights (whether fee simple or pursuant to orders, licences, leases, easements, rights–of–way or otherwise) to enter upon, use and occupy the surface of any Lands, any lands with which the same have been pooled or unitized or any lands upon which the Tangibles are located.

"Survival Period" means the period ending 6 months after Closing.

"Take or Pay Delivery Obligations" means the obligation of the Watford Entities, Watford Energy or Amalco arising under or pursuant to any contract whereby Petroleum Substances attributable to the Petroleum and Natural Gas Rights or any of them may be sold for or in respect of payments or credits previously received by the Watford Entities, Watford Energy or Amalco, its predecessors or others in respect of Petroleum Substances, the delivery of which had not been taken by the buyer thereof at the time of the payment or crediting, whether or not:

(i)          the Watford Entities, Watford Energy or Amalco is a party to such contract;

(ii)         the buyer of such Petroleum Substances recognizes the Watford Entities, Watford Energy or Amalco, as a seller or has recourse to the Watford Entities, Watford Energy or Amalco; or

(iii)        the payment, credit or assumption was made to or by the Watford Entities, Watford Energy or Amalco, or was remitted by the Watford Entities, Watford Energy or Amalco, to any other Person.

"Take or Pay Payments" means, as at a particular time, the amounts received or receivable by and for the account of the Watford Entities, Watford Energy or Amalco, prior to such time as a result of which the Watford Entities, Watford Energy or Amalco, has Take or Pay Delivery Obligations which, as at such time, have not been satisfied and have not expired.

"Tangibles" means all right, title, estate and interest, whether absolute or contingent, legal or beneficial, present or future, vested or not, held by the Watford Entities, Watford Energy and Amalco in and to any tangible property, apparatus, plant, equipment, machinery and facilities, fixed or non–fixed, real or personal, used or capable of use in exploiting any Petroleum Substances (whether the Petroleum and Natural Gas Rights or which such Petroleum Substances are attributable to or are owned by the Watford Entities, Watford Energy, Amalco or by others or all of them), including:

(i)          systems, plants and facilities used or useful in producing, gathering, compressing, dehydrating, scrubbing, processing, treating, separating, extracting, collecting, refrigerating, refining, measuring, storing, transporting or shipping Petroleum Substances;

(ii)         tangible property and assets used or intended for use in exploring for, producing, storing, injecting or removing Petroleum Substances;

(iii)        all extensions, additions and accretions to any item described in subparagraphs (i) and (ii) of this definition; and

(iv)       the Wells;

and including all producing, shut–in, injection, disposal, abandoned and other wells, casing, tubing, wellheads, buildings, plants, erections, production equipment, improvements, flowlines, pipelines, pipeline connections, extraction facilities, meters, generators, motors, compressors, separators, gas treating and processing equipment, dehydrators, scrubbers, pumps, refineries, pump jacks, tanks, boilers, communications equipment, enhanced recovery systems and other machinery, apparatus and equipment.

"tax" includes all income, capital, gross receipts, sales, excise, petroleum and gas revenue, value added, goods and services, payroll, use, franchise, profits or property taxes, fees, assessments or charges imposed in accordance with Applicable Law and includes penalties, interest and fines with respect thereto.

"Tax Act" means the Income Tax Act (Canada), including any amendments proposed hereto in any public pronouncement by the Department of Finance of the Government of Canada.

"Tax Pools" means, subject to section 5.1 (rr), the aggregate of the undepreciated capital cost, cumulative Canadian exploration expenses, cumulative Canadian development expenses and Canadian oil and gas property expenses of all of the predecessor corporations of Amalco, all as determined in accordance with the Tax Act and calculated immediately following the relevant Effective Date in respect of each such predecessor on the basis the predecessor had a taxation year end on such Effective Date and used such pools to the extent available to eliminate any income tax payable in respect of such year.

"Tax Pool Value Calculation Example" means the methodology used for calculating tax pool values as used in the example provided in Schedule 2.7.

"Tax Returns" means all returns, prescribed election forms, declarations and reports and information returns and statements required to be filed (taking into account any extension of time to file or send granted to or obtained by any such filing entity) by the Watford Entities, Watford Energy or Amalco under Applicable Law related to tax or in respect of any tax, for any period including or ending on or before the Closing Date.

"Title and Operating Documents" means, in respect of any Petroleum and Natural Gas Rights, Tangibles, or Surface Rights, (i) all of the agreements, contracts, instruments and other documents (including the Leases and all other leases, reservations, permits, licences of all sorts, exploration agreements, operating agreements, unit agreements, pooling agreements, assignments, trust declarations or other agreements to recognize the Watford Entities', Watford Energy's and Amalco's interests, participation agreements, farmin or farmout agreements, royalty agreements, purchase agreements and transfers, (A) gas, oil, condensate and other production sale contracts, (B) gathering, common stream, extraction, transportation, refining and processing agreements, (C) agreements for the construction, ownership and/or operation of Tangibles) by virtue of which such Petroleum and Natural Gas Rights or Tangibles were acquired or constructed or are held or pursuant to which the construction, ownership, operation, exploration, exploitation, extraction, development, production, transportation, refining or marketing of such Petroleum and Natural Gas Rights, Tangibles or Petroleum Substances are subject or which grant rights which are or may be used by the Person in connection therewith, and (ii) the rights (except for Petroleum and Natural Gas Rights) granted under or created by such agreements, contracts, instruments and other documents; but only if the foregoing pertain in whole or part to Petroleum Substances within, upon or under the Lands.

"Vendors' Counsel" means Blake, Cassels & Graydon LLP, Calgary.

"Vendor Hedge Arrangements" means the Agreements for the forward sale of certain natural gas production set forth in Schedule 1.2(j).

"Vendors' Representative" has the meaning ascribed to it in Section 5.5.

"Waterous Arrangement" means all arrangements among the Vendors, the Watford Entities, Watford Energy and Waterous Securities Inc., including the Agreement between the Vendors and Waterous Securities Inc. evidenced by the invoice attached hereto as Schedule 1.2(e).

"Watford Drilling Program" means the program of planned expenditures for the drilling and equipping of certain of the Lands as more completely described in Schedule 1.2(f).

"Watford Effective Date" means 11:59 p.m. on June 30, 2001.

"Watford Effective Date Balance Sheet" means the consolidated balance sheet of Watford Energy, Hiebert Resources Ltd., Grierson Resources Ltd., Wild River Resources Ltd., Maybee Resources Ltd., Hiebert Watford Holdings Ltd., Grierson Watford Holdings Ltd., de Bie Watford Holdings Ltd. and Maybee Watford Holdings Ltd. dated June 30, 2001, prepared in accordance with GAAP, attached as Schedule 1.2(c)(ii).

"Watford Entities" means the corporations identified in Schedule 1.2(b) under the column "Pre-Amalgamation Watford Entities owned by Vendor".

"Watford Effective Date" means 11:59 p.m. on June 30, 2001.

"Watford Financial Statements" means collectively, (i) the consolidated balance sheet of Watford Energy, Hiebert Resources Ltd., Grierson Resources Ltd., Wild River Resources Ltd., Maybee Resources Ltd., Hiebert Watford Holdings Ltd., Grierson Watford Holdings Ltd., de Bie Watford Holdings Ltd. and Maybee Watford Holdings Ltd. as at June 30, 2001 and related consolidated income statements and statements of changes in financial position for the period ending June 30, 2001 and (ii) the Effective Date Balance Sheet and related income statements and statements of cashflow of Watford Energy, Hiebert Resources Ltd., Grierson Resources Ltd., Wild River Resources Ltd., Maybee Resources Ltd., Hiebert Watford Holdings Ltd., Grierson Watford Holdings Ltd., de Bie Watford Holdings Ltd. and Maybee Watford Holdings Ltd. for the 11 months then ended, a copy of which is attached as Schedule 1.2(d).

"Watford Holdcos" means Watford Energy Ltd., Hiebert Resources Ltd., Grierson Resources Ltd., Wild River Resources Ltd., Maybee Resources Ltd., Hiebert Watford Holdings Ltd., Grierson Watford Holdings Ltd., de Bie Watford Holdings Ltd. and Maybee Watford Holdings Ltd.

"Watford Resource Companies" means Hiebert Resources Ltd., Grierson Resources Ltd., Wild River Resources Ltd. and Maybee Resources Ltd.

"Wells" means all producing, suspended, shut-in, abandoned, water source disposal or injection wells located on the Lands or any lands pooled or unitized therewith, including the wells listed in the Land Schedule.

1.2        Schedules

The following Schedules are attached hereto and made part of this Agreement:
(a)	Schedule 1.2(a)	Land Schedule
(b)	Schedule 1.2(b)	List of Shareholders
(c)	Schedule 1.2(c)	(i) Leland Effective Date Balance Sheet
	Schedule 1.2(c)	(ii) Watford Effective Date Balance Sheet
(d)	Schedule 1.2(d)	Financial Statements
(e)	Schedule 1.2(e)	Waterous Arrangement
(f)	Schedule 1.2(f)	Watford Drilling Program
(g)	Schedule 1.2(g)	Amalgamation Agreements
(h)	Schedule 1.2(h)	Flow Through Share Agreements
(i)	Schedule 1.2(i)	Flow Through Share Release
(j)	Schedule 1.2(j)	Vendor Hedge Arrangements
(k)	Schedule 1.2(k)	Penalties and Forfeitures, Preferential Rights and Pooling and Unitization Agreements and Plans other than those Included in Title and Operating Documents
(l)	Schedule 1.2(l)	Escrow Agreement
(m)	Schedule 1.2(m)	Confidentiality Agreement
(n)	Schedule 2.7	Tax Pool Value Calculation Example
(o)	Schedule 3.2(a)(x)	Form of Opinion of Vendors' Counsel
(p)	Schedule 3.2(c)	Form of Release
(q)	Schedule 4.2(c)	Policies of Insurance
(r)	Schedule 4.6	Existing Authorizations for Expenditure
(s)	Schedule 4.7	Certain Bonuses
(t)	Schedule 5.1(hh)	Environmental Disclosure
(u)	Schedule 5.1(k)	Current Employees
(v)	Schedule 5.1(t)	Taxes
(w)	Schedule 5.1(z)	Certain Contracts, Agreements, Plans and Commitments
(x)	Schedule 5.1(bb)	AMIs
(y)	Schedule 5.1(gg)	Production Sales Agreements
(z)	Schedule 7.1(g)	Executive Employment and Incentive Agreements
(aa)	Schedule 7.1(h)	Participation Agreements

1.3        References and Headings

The references "hereunder", "herein" and "hereof" refer to the provisions of this Agreement, and references to Article, Sections and Schedules herein refer to articles, sections, or subsections or Schedules of this Agreement. Any reference to time shall refer to Mountain Standard Time or Mountain Daylight Saving Time during the respective intervals in which each is in force in the Province of Alberta.  The headings of the Articles, Sections, Schedules and any other headings, captions or indices herein are inserted for convenience of reference only and shall not be used in any way in construing or interpreting any provision hereof.

1.4        Singular/Plural; Derivatives

Whenever the singular or masculine or neuter is used in this Agreement or in the Schedules, it shall be interpreted as meaning the plural or feminine or body politic or corporate, and vice versa, as the context requires.  Where a term is defined herein, a capitalized derivative of such term shall have a corresponding meaning unless the context otherwise requires.

1.5        Statutory References

Any specific reference to a statute shall include and shall be deemed to be a reference to such statute and to the regulations made pursuant thereto, and all amendments made thereto and enforced from time to time, and to any statute or regulation that may be passed which has the effect of supplementing the statute so referred to or the regulations made pursuant thereto.

1.6        Conflicts

If there is any conflict or inconsistency between a provision of the body of this Agreement and that of a Schedule, the provision of the body of this Agreement shall prevail.

1.7        Accounting References

Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP except where the application of such principles is inconsistent with, or limited by, the terms of this Agreement.

1.8        Vendor's Knowledge

Where in this Agreement, or in any certificate or document delivered in connection herewith or to effect any of the transactions contemplated hereby, any statement, representation or warranty is made as to, or as being based on, the awareness, knowledge, information or belief of the Vendors, such awareness, knowledge, information or belief, as applicable, is limited to the actual knowledge of Brian E. Hiebert, Guy C. Grierson, Ian R. de Bie and Gordon A. Maybee.

1.9        Purchaser's Knowledge

Where in this Agreement, or in any certificate or document delivered in connection herewith or to effect any of the transactions contemplated hereby, any statement, representation or warranty is made as to, or as being based on, the awareness, knowledge, information or belief of the Purchaser, such awareness, knowledge, information or belief, as applicable, is limited to the actual knowledge of John Fox, Fred Witsell, Grant Carnie, Gerry Tywoniuk and Michael Hull.

ARTICLE 2
PURCHASE AND SALE OF AMALCO SHARES

2.1        Purchase and Sale of Amalco Shares

Upon the terms and subject to the conditions of this Agreement, the Vendors agree to sell all of the Amalco Shares to the Purchaser and the Purchaser agrees to purchase all of the Amalco Shares from the Vendors.

2.2        Purchase Price and Allocation of Purchase Price

Subject to adjustment in accordance with the terms and conditions of this Agreement, the aggregate consideration to be paid by the Purchaser to the Vendors shall be FORTY-SIX MILLION ONE HUNDRED AND EIGHTY-EIGHT THOUSAND SIX HUNDRED AND FIFTY-EIGHT ($46,188,658.00) Dollars.  Each Vendor shall receive a portion of the Purchase Price equal to the proportion that their respective interest in Amalco set forth in the column titled "Post-Amalgamation Percentage Ownership in Amalco" in Schedule 1.2 bears to the Purchase Price.

2.3        Incremental Adjustment to Purchase Price re Watford Portion

The Purchaser shall pay, in addition to the Purchase Price, an incremental amount to the Vendors, calculated on a daily basis from and including July 1, 2001 to and including the earlier of the Closing Date and August 15, 2001, by multiplying the Interest Rate (expressed as a decimal number) by the amount of the Closing Funds and the number of days during such period and dividing the product obtained thereby by 365.

2.4        Incremental Adjustment to Purchase Price re Leland Portion

The Purchaser shall pay, in addition to the Purchase Price, an incremental amount to the Vendors, calculated on a daily basis from and including June 1, 2001 to and including the earlier of the Closing Date and August 15, 2001, by multiplying the Interest Rate (expressed as a decimal number) by the amount of the Closing Funds and the number of days during such period and dividing the product obtained thereby by 365.

2.5        Deposit

Concurrent with the execution and delivery of this Agreement, the Purchaser shall pay the Deposit to the Vendors' Counsel, who shall invest the Deposit in an interest bearing trust account until Closing. The Deposit and any interest ("Deposit Interest") earned thereon shall be paid to the Party ultimately entitled to the Deposit pursuant to Section 8.3.  The Purchase Price, less the Deposit together with Deposit Interest earned on the Deposit to and including the Closing Date, is herein referred to as the "Closing Funds".

2.6        Adjustments to Purchase Price

(a)         Calculation of Adjustment at Closing:  The Purchase Price shall be increased or decreased on a dollar for dollar basis by the amount by which the Adjusted Working Capital is greater or less than "nil".  If the Adjusted Working Capital:

(i)          exceeds "nil", then the Purchase Price shall be increased by the amount of such excess and the Purchaser shall pay the amount of such excess to the Vendors in accordance with the percentage set opposite each Vendor's name on Schedule 1.2(b) in accordance with Section 2.8; or

(ii)         is less than "nil", then the Purchase Price shall be reduced by the amount of such shortfall and the Vendors shall pay the amount of such shortfall to the Purchaser in accordance with the percentage set opposite each Vendor's name on Schedule 1.2(b).

(b)        Calculation of Adjustment after Closing:  The adjustments to the Purchase Price shall be calculated and paid on the Closing Date, as provided in Section 2.6(a) based on the Effective Date Balance Sheets, which are attached as Schedule 1.2(d). The adjustments to the Purchase Price shall be recalculated and paid based on the final Effective Date Balance Sheets as contemplated in Section 2.6(f).  Any amounts payable by the Purchaser or the Vendors, as applicable, based on the final Effective Date Balance Sheets shall be adjusted to give credit for adjustments paid on the Closing Date pursuant to Section 2.6(a) and any payment due to the Purchase by the Vendors pursuant to this Section 2.6 shall be first paid from the Escrow Amount pursuant to the Escrow Agreement.

(c)         Effective Date Balance Sheets:

(i)          The Effective Date Balance Sheets (which are unaudited) shall be used by the Vendors and Purchaser for the purposes of initially determining the Adjusted Working Capital as at the Closing Date, subject to the adjustments after the Closing Date in accordance with the remaining provisions of this Section 2.6.

(ii)         No later than 75 days after the Closing Date, the Purchasers shall cause the Accounting Firm to prepare and deliver to the Purchaser and the Vendors the final Effective Date Balance Sheets (which shall be audited by the Accounting Firm).  The Purchaser and Vendors shall provide, or cause to be provided, to the Vendors and the Accounting Firm and their agents full (but non-exclusive) access to the relevant records of the Watford Entities, Watford Energy and Amalco to aid in the preparation of such balance sheet.

(d)        Vendors' Objections:  If the Vendor believes that any change is required to be made to the final effective Date Balance Sheets as prepared by the Accounting Firm, they collectively shall, on or before that date (the "Objection Date") which is 7 days after the delivery of the final Effective Date Balance Sheets by the Accounting firm pursuant to Section 2.6(c)(ii), give written notice of any such proposed change, including the reason for such change, to the Purchaser.  In the event that the Vendors do not notify the Purchaser of any proposed change on or before the Objection Date, then the Vendors shall be deemed to have accepted the final Effective Date Balance Sheets.

(e)         Settlement by Arbitrator:  If the Vendor gives written notice of any proposed change on or before the Objection Date or in the event that the Accounting Firm cannot or will not prepare the final Effective Date Balance Sheets in the manner provided above, the Purchaser and the Vendors shall refer the matter of the proposed change requested by the Vendors or of preparing the final Effective Date Balance Sheets, as the case may be, to Arthur Andersen (the "Arbitrator") to arbitrate the dispute as a single arbitrator in accordance with the Arbitration Act (Alberta) within 60 days after the Objection Date.  If Arthur Andersen declines to serve as the Arbitrator and agreement cannot be reached between the Vendors and the Purchaser as to the Arbitrator, a judge of the Court of Queen's Bench (Calgary) shall select either the Purchaser's or Vendors' designate.  The decision of the Arbitrator with respect to any matter in dispute (including as to all procedural matters) shall be final and binding on the Vendors and the Purchaser and shall not be subject to appeal by either Party.  The fees and expenses of the Arbitrator shall be shared, one half to the Purchaser and one half to the Vendors on a pro rata basis.

(f)         Final Effective Date Balance Sheets:  Payment of any adjustment in the Purchase Price as a result of any change between the Effective Date Balance Sheets and the final Effective Date Balance Sheets shall be made to the Vendors (in accordance with the percentage set opposite each Vendor's name in Schedule 1.2(b)) or the Purchaser, as the case may be, together with interest at the rate specified in Section 2.7 calculated from the Closing Date to the date of payment, within 10 Business Days after the delivery of the final Effective Date Balance Sheets, pursuant to Section 2.6(c)(ii) or Section 2.6(e), as applicable.

(g)        Post-Closing Adjustments re: Tax Pools:  The Purchase Price shall be adjusted on a post-Closing basis:

(i)          in favour of the Purchaser, if it is determined that the Tax Pools were less than $5,723,749 or if Tax Pools are re-assessed or re-determined by the relevant taxation authority to an amount less than $5,723,749;

(ii)         in favour of the Vendors, if it is determined that the Tax Pools were in excess of $5,723,749 or if the Tax Pools of Amalco are re-assessed or re-determined by the relevant taxation authority to an amount in excess of $5,723,749;

PROVIDED FURTHER THAT:

(iii)        any such adjustment to the Purchase Price contemplated in this Section 2.6(g) shall be calculated by using the method demonstrated in the Tax Pool Value Calculation Example.  Any such Purchase Price adjustment shall be paid by the Vendors on or before 60 days from the date that a notice is delivered by the Purchaser to the Vendors or by the Vendors to the Purchaser, as the case may be, which notice shall contain the amount claimed by the relevant Party as an adjustment pursuant to this Section 2.6(g) and include a calculation of the claimed adjustment calculated using the method demonstrated in the Tax Pool Value Calculation Example PROVIDED FURTHER THAT any adjustment made to the Purchase Price pursuant to this Section 2.6(g) shall not be included in any calculation or adjustment to the final Effective Date Balance Sheets as contemplated by the other provisions of Section 2.6.

(iv)       any such adjustment to the Purchase Price shall be effected pursuant to the following procedure:

(A)       after closing, any Party may deliver a notice to the other Party requesting an adjustment to the Purchase Price in accordance with Section 2.6(g) (a "Tax Pool Adjustment Notice");

(B)        a Tax Pool Adjustment Notice shall include, at a minimum:

(I)         the amount of the Purchase Price adjustment being requested;

(II)        a summary of the reasons for the requested Purchase Price adjustment including whether the requested Purchase Price adjustment is a result of a miscalculation of the Tax Pools referenced in Section 2.6(g)(i) and 2.6(g)(ii) or if the requested Purchase Price adjustment is a result of a reassessment or re-determination of the Tax Pools by the relevant taxation authority along with details of such reassessment or re-determination; and

(III)       a calculation of the requested Purchase Price adjustment in accordance with the Tax Pool Value Calculation Example.

(C)        in the event that the Party receiving a Tax Pool Adjustment Notice agrees with the requested Purchase Price adjustment as set forth in the Tax Pool Adjustment Notice, it shall pay the requested Purchase Price adjustment to the other Party within 60 days of the date it receives the Tax Pool Adjustment Notice;

(D)        in the event that the Party receiving the Tax Pool Adjustment Notice disagrees with the requested Purchase Price adjustment it shall, on or before that date (the "Tax Pool Objection Date"), within 14 days after the delivery of the Tax Pool Adjustment Notice, give written notice of its objection to the requested Purchase Price adjustment to the other Party.  In the event that the Party receiving the Tax Pool Adjustment Notice does not notify the other Party of its objections on or before the Tax Pool Objective Date, it shall be deemed to have accepted the requested Purchase Price adjustment; and

(E)        if the party receiving the Tax Pool Adjustment Notice gives written notice of its objection to the requested Purchase Price adjustment on or before the Tax Pool Objection Date in the matter provided above, the Parties shall refer the matter of the requested Purchase Price change to Arthur Andersen (the "Arbitrator") to arbitrate the dispute as a single Arbitrator in accordance with the Arbitration Act (Alberta) within 60 days after the Tax Pool Objection Date.  If Arthur Andersen declines to serve as Arbitrator for this purpose, and agreement cannot be reached between the Vendor and the Purchaser as to the Arbitrator, a judge of the Court of Queen’s Bench (Calgary) shall select either the Purchaser’s or the Vendor’s designate.  The decision of the Arbitrator with respect to any matter in dispute (including as to all procedural matters) shall be final and binding on the Parties and shall not be subject to appeal by either Party.  The fees and expenses of the Arbitrator shall be shared, one half to the Purchaser and one half to the Vendor.

2.7        Interest Accrues on Amounts Owing

Any amount owing to a Party by another Party pursuant to any provision of this Agreement after Closing and remaining unpaid shall bear interest calculated daily and not compounded, from the day such amount was due to be paid until the day such amount was paid, at the Interest Rate regardless of whether such Party has given the other Party prior notice of the accrual of interest hereunder.

2.8        Manner of Payment

Unless otherwise specified, all payments made pursuant hereto shall be made by certified cheque, bank draft or wire transfer in immediately available funds.  All amounts to be paid by the Purchaser to the Vendors under this Agreement may be paid by one aggregate payment to Vendors' Counsel in trust for the Vendors as to their respective interests.

ARTICLE 3
CLOSING

3.1        Place and Closing Time

Unless otherwise agreed in writing by the Parties, Closing shall take place at the Closing Time at the Place of Closing on the Closing Date.

3.2        Deliveries at Closing

(a)         Vendors' Deliveries to Purchaser:

At Closing, the Vendors shall deliver or shall cause to be delivered the following to the Purchaser:

(i)          a certificate of amalgamation evidencing the amalgamation of the Watford Entities and Watford Energy;

(ii)         certificates representing the Amalco Shares, accompanied by stock transfer powers duly executed in blank or duly executed instruments of transfer, and any other documents necessary to transfer to the Purchaser title to the Amalco Shares;

(iii)        original share books, share ledgers, minute books and corporate seals of the Watford Entities, Watford Energy and Amalco;

(iv)       all books, records, files, reports, data and documents pertaining to the Watford Entities, Watford Energy and Amalco and in the possession or control of the Vendors, including any related to (A) the PNG Assets described in items (i), (iii), (v) and (vi) of the definitions of Miscellaneous Interests, and (B) the Title and Operating Documents.

(v)        a certified copy of resolutions of the board of directors of Amalco authorizing the transfer of the Amalco Shares from the Vendors to the Purchaser as contemplated by this Agreement;

(vi)       resignations or terminations of all directors and officers of Amalco;

(vii)      a release from each Vendor of the Watford Entities, Watford Energy and Amalco of and from any indebtedness, obligation or liability owed by the Watford Entities, Watford Energy or Amalco to such Vendor, including in respect of Shareholder Debt and employment bonuses contemplated in Section 4.7 save and except for such indebtedness which may be or become payable to such Vendor pursuant to this Agreement, the employment agreements  attached hereto as schedule 7.1 (g) or the participation Agreements.

(viii)     the certificates and other documents required by Section 7.1;

(ix)        a receipt for the Purchase Price;

(x)         a legal opinion of Vendors' counsel, or such other counsel as appropriate, substantially in the form as attached hereto as Schedule 3.2(a)(x); and

(xi)        the Flow Through Share Releases;

(xii)       such other documents reasonably required to be delivered by the Vendors at the Closing pursuant to this Agreement.

(b)        Purchaser Deliveries to the Vendors:

At Closing, the Purchaser shall deliver, or cause to be delivered, the following to the Vendors:

(i)          the Closing Funds (as defined in Section 2.5) by way of payment to the Vendors' Counsel in trust for the Vendors as set forth in Section 2.2;

(ii)         the certificates and other documents required by Section7.2; and

(iii)        such other documents as may be reasonably required to be delivered by the Purchaser at Closing pursuant to this Agreement.

(c)         Deliveries by Amalco to the Vendors

At Closing, the Purchaser, as shareholder of Amalco, shall deliver to each Vendor a release, in the form of Schedule 3.2(c) of such Vendor, its Affiliates and those Persons who are their nominees to the board of directors of Amalco of and from all indebtedness, liability and obligations owed by such Vendor, its Affiliates or those Persons who are their nominees to the board of directors of Amalco.

3.3        Escrow of Funds

In order to secure funds required to cover the differences in the adjustments to the Purchase Price determined through the use of the Effective Date Balance Sheets and the adjustments determined after Closing pursuant to Section 2.6, and to pay the indemnity described in Article 10, after the Closing Date, subject to the terms and conditions of this Section 3.3, after the Closing Date, Purchaser's Counsel (the "Escrow Agent") shall hold in trust the sum of One Million ($1,000,000) Dollars, plus any interest earned thereon (collectively the "Escrow Amount"), from the Closing Funds paid at Closing.  The Escrow Amount shall be held and released by the Escrow Agent in accordance with the Escrow Agreement.  To the extent that the Escrow Amount is not sufficient to cover amounts owing to the Purchaser under the Agreement, the Purchaser shall be entitled to recover such amounts from the Vendors in accordance with the terms of this Agreement.  This Section 3.3 shall not in any way limit the rights and remedies of the Purchaser under this Agreement, and the Purchaser may proceed directly against the Vendors in accordance with this Agreement without first claiming against the Escrow Amount.

ARTICLE 4
INTERIM PERIOD

4.1        Access

The Vendors, directly or indirectly through the Watford Entities, Watford Energy and Amalco, will cause the Watford Entities, Watford Energy and Amalco to furnish to the Purchaser and its authorized representatives reasonable access during the Interim Period, during the normal business hours, to the properties, books and records (including the PNG Assets of the Watford Entities, Watford Energy and Amalco) and will cause the Watford Entities, Watford Energy and Amalco directly or indirectly, to furnish to the Purchaser and its authorized representatives such additional financial and operating data and other information as the Purchaser may reasonably request.

4.2        Maintenance of Business and PNG Assets

Except as contemplated herein or as otherwise consented to by the Purchaser in writing during the Interim Period (which consent shall not be unreasonably withheld) and subject to Section 4.6, the Vendors directly, or indirectly through the Watford Entities, Watford Energy and Amalco, shall cause each of the Watford Entities, Watford Energy and Amalco to use all reasonable efforts (having regard to the terms and provisions of the Title and Operating Documents and to the nature of the relevant interest in the PNG Assets) to:

(a)         conduct its activities and operations in the ordinary and usual course of its business;

(b)        operate and maintain the PNG Assets in a proper and prudent manner in accordance with generally accepted oil and gas industry practices, the Title and Operating Documents and Applicable Law; and

(c)         maintain the insurance set forth in Schedule 4.2(c) in force with respect to the PNG Assets.

4.3        Certain Changes Restricted

Except as contemplated herein and subject to Sections 4.6 and 4.7, without first obtaining the written consent of the Purchaser (which consent will not be unreasonably withheld), during the Interim Period, the Vendors, directly or indirectly through the Watford Entities, Watford Energy and Amalco shall ensure that each of the Watford Entities, Watford Energy and Amalco do not:

(a)         declare, set aside or pay any dividends, or make any distributions in respect of any Shares or Share Rights, or repurchase, redeem or otherwise acquire any Shares or Share Rights;

(b)        make any payments to the Vendors, or any Affiliate of the Vendors or any other Person in which the Vendors or any of its Affiliates owns any equity securities or ownership interests (other than any repayment of Shareholder Debt and the bonuses shown on the Effective Date Balance Sheets);

(c)         incur any additional Shareholder Debt;

(d)        incur, assume or otherwise become liable for any obligations, debts or charges to the Vendors, or any Affiliate of the Vendors, other than for bona fide advances or payments made to or for the benefit Watford Energy in the ordinary course of business and consistent with past practice;

(e)         other than the Amalgamation, amalgamate with, merge into or with or otherwise consolidate with any other corporation or acquire all or substantially all of the business or assets of any Person;

(f)         make any change in its constating documents or by–laws;

(g)        purchase any securities of any Person except short–term investments made in the ordinary course of business;

(h)        other than pursuant to existing contracts or commitments existing as of the Signing Date as set forth in Schedule 4.3(h), sell, lease or otherwise dispose of any of its PNG Assets (the extraction and sale of petroleum and natural gas and the consumption or other disposition of its assets and properties in the ordinary course of business being excepted);

(i)          other than in the ordinary course of business, purchase, lease or otherwise acquire any interest in petroleum or natural gas, real property or real property interests; or

(j)          grant a Security Interest, other than a Permitted Encumbrance.

(k)         issue any Shares or Share Rights;

(l)          incur any capital expenditures, except in accordance with Section 4.4; or

(m)        except in connection with the Amalgamation or in connection with the transactions contemplated herein, enter into any agreement or commitment to do any of the foregoing items (a) to (m).

4.4        Dealings or Operations re PNG Assets

Except in an emergency in order to prevent loss of life, injury to persons or damage to or loss of property and subject to Section 4.6, during the Interim Period the Vendors, directly or indirectly through the Watford Entities, Watford Energy and Amalco shall not permit the Watford Entities, Watford Energy or Amalco, directly or indirectly, through the Watford Entities, Watford Energy or Amalco, without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld), to:

(a)         voluntarily assume any obligation or commitment with respect to the PNG Assets where in the aggregate, the Watford Entities', Watford Energy's and Amalco's share of the expenditure associated with such obligation or commitment exceeds $25,000;

(b)        surrender or abandon any of the PNG Assets other than in the ordinary course of business;

(c)         amend or terminate any material contracts or agreements applicable to the PNG Assets except in connection with the Amalgamation or as disclosed to the Purchaser prior to Closing.

(d)        propose or initiate the exercise of any right (including bidding rights at Crown sales, rights under area of mutual interest provisions and rights of first refusal) or option relative to, or arising as a result of the ownership of, any of the PNG Assets, or propose or initiate any operations on the Lands which have not commenced or have not been committed to by the Watford Entities or Watford Energy as of the Signing Date, if such exercise or option would result in either an obligation of the Watford Entities, Watford Energy or Amalco after the Signing Date in aggregate in excess of $25,000 or a material adverse effect on the value of any of the PNG Assets; or

(e)         resign, or take any action which would result in its resignation or replacement, as operator of any of the Lands or the Petroleum and Natural Gas Rights.

If the Vendors, the Watford Entities, Watford Energy or Amalco reasonably determines that any such expenditures or actions are necessary to prevent loss of life or injury to persons, damage to or loss of property, the Vendors shall give prompt notice to the Purchaser of such expenditures or actions and the Vendors' or the Watford Entities', Watford Energy's or Amalco's, as applicable, estimate of the costs and expenses expended or to be expended in connection therewith.

4.5        Proposals for Dealings or Operations re PNG Assets

Subject to Section 4.6, if the Watford Entities, Watford Energy or Amalco receives notice of proposed operations, or the exercise of any right or option, respecting the PNG Assets from a third party during the Interim Period in circumstances in which such operation or the exercise of such right or option would require the consent of the Purchaser pursuant to Sections 4.3 or 4.4, the following paragraphs shall apply to such operation or the exercise of such right or option (each a "Proposal"):

(a)         The Vendors, directly or indirectly through the Watford Entities, Watford Energy or Amalco, as applicable, shall give prompt notice of the Proposal to the Purchaser, including with such notice the particulars of such Proposal in reasonable detail, and whether the Watford Entities, Watford Energy or Amalco, as applicable, recommends the exercise of its rights with respect to the Proposal.

(b)        The Purchaser shall, not later than 4 Business Days prior to the time the Watford Entities, Watford Energy or Amalco, as applicable, is required to make its election with respect to the Proposal (the "Election Time"), advise the Vendors, the Watford Entities, Watford Energy or Amalco, as applicable, by written notice, whether it wishes the Watford Entities, Watford Energy or Amalco, as applicable, to exercise its rights with respect to the Proposal, provided that failure of the Purchaser to provide such notice within such period shall be deemed to be an election by the Purchaser to have the Watford Entities, Watford Energy or Amalco, as applicable, proceed with its recommendation with respect to the Proposal as specified in the notice delivered pursuant to Section 4.5(a).

(c)         If the Vendors agree with the proposed response to the Proposal requested by the Purchaser, the Vendors shall cause the Watford Entities, Watford Energy or Amalco, as applicable, to make the election requested by the Purchaser with respect to the Proposal within the period during which the Watford Entities, Watford Energy or Amalco, as applicable, may respond to the Proposal.

(d)        If the Vendors disagree with the proposed response to the Proposal requested by the Purchaser, the Vendors and the Purchaser shall meet at least 2 Business Days prior to the Election Time to discuss their differences.  If consensus is not reached at that meeting, or if the Purchaser refuses to attend the meeting, the Vendors shall have the unilateral right to determine the response of the Watford Entities, Watford Energy or Amalco, as the case may be, to the Proposal and such response shall be binding on the Purchaser.

(e)         A request by the Purchaser not to consent to any Proposal required to preserve the existence of any of the PNG Assets shall not entitle the Purchaser to any reduction of the Purchase Price in the event that Watford Energy’s, any of the Watford Entities' or Amalco's interest therein is terminated or reduced as a result thereof, and such termination or reduction shall be deemed to be a Permitted Defect and shall not constitute a failure of the Vendors’ representations and warranties pertaining to such PNG Assets.

4.6        Existing Authorizations for Expenditure and Watford Drilling Program

Notwithstanding the preceding provisions of this Article 4, the Watford Entities, Watford Energy and Amalco, shall be entitled to conduct those activities and operations arising out of or incidental to the authorizations for expenditures listed in Schedule 4.6 and shall be permitted to conduct all operations required to reasonably complete the Watford Drilling Program.

4.7        Certain Bonuses and Dividends

Notwithstanding the preceding provisions of this Article 4:

(i)          Watford Energy shall be permitted to issue certain bonuses to the individuals listed in Schedule 4.7 in the amounts as set forth in Schedule 4.7 which bonuses have been accrued and noted in the Effective Date Balance Sheets and is therefore accounted for in Adjusted Working Capital.  Such employment bonuses shall be issued by Watford Energy before Closing; and

(ii)         the Watford Resource Companies may declare and pay the capital dividends accrued and noted in the Watford Effective Date Balance Sheets and are therefore accounted for in Adjusted Working Capital; and

(iii)        The Watford Holdcos and the Watford Resource Companies shall be permitted to pay all Shareholder Debt on or before Closing which payments have been accrued and noted in the Effective Date Balance Sheets and are therefore accounted for in Adjusted Working Capital.

4.8        Prohibited Negotiations

Except in connection with the sale of the Amalco Shares to the Purchaser pursuant hereto or as otherwise consented to by the Purchaser in writing, until the earlier of the expiry of the Interim Period or the termination of this Agreement in accordance with the terms hereof, the Vendors shall ensure that neither the Vendors nor any of their Affiliates, including the Watford Entities, Watford Energy and Amalco, nor any of their respective agents and representatives, shall:

(a)         have any further negotiations with other potential purchasers of all or any portion of the Amalco Shares, Shares of or interests in (as applicable) the Watford Entities, Watford Energy or Amalco or all or substantially all the PNG Assets and shall not directly or indirectly initiate, solicit, encourage or accept any other offer or proposal by any Person other than the Purchaser for the purchase or acquisition of all or any portion of the Amalco Shares or shares of the Watford Entities or Watford Energy or all or substantially all the PNG Assets; and

(b)        provide information concerning the Watford Entities', Watford Energy's or Amalco's operations, finances, securities, assets or other business or affairs to any Person in furtherance of any matter pursuant to Section 4.7(a) or in furtherance of any contemplated corporate acquisition or merger.

4.9        Pre-Closing Transaction re Amalgamation

Prior to or concurrent with the Closing, the Vendors shall cause the Amalgamation to be effected in accordance with the terms and conditions of the Amalgamation Agreement.  Each of the Vendors shall vote, or cause to be voted, all of the Shares of the Watford Entities and Watford Energy beneficially owned by them, directly or indirectly, in favour of the Amalgamation, and the Vendors shall not exercise, and shall ensure that each of their Affiliates do not exercise, any rights of dissent they may have in connection with the Amalgamation.

4.10     Insurance

Until the Closing Date, the Vendors shall maintain, or cause the Watford Entities, Watford Energy and Amalco to maintain, policies of insurance and surety bonds in effect at the Signing Date that provide coverage in favour of the Watford Entities, Watford Energy and Amalco, as set forth in Schedule 4.2(c).

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARTIES

5.1        Vendors' Representations and Warranties

The Vendors severally and not jointly nor jointly and severally (as further set forth in Section 5.6), represent and warrant to the Purchaser, as of the Signing Date and the Closing Date, or such other date as is specifically referred to in this Section 5.1, acknowledging that the Purchaser is relying upon the same in entering into this Agreement that:

(a)         Standing of Watford Entities, Watford Energy and Amalco:  Each of the Watford Entities, Watford Energy and Amalco:

(i)          is duly organized or continued and validly existing under the laws of its respective governing jurisdiction;

(ii)         has all necessary corporate power and authority to own or lease its properties and assets and to carry on its business as now being conducted by it; and

(iii)        is duly qualified to own or lease its properties and assets and to carry on its business and is up to date with all of its filings required to be made in each jurisdiction in which the nature of the business conducted by it or the character of the properties and assets owned or leased by it makes such qualification necessary.

(b)        Requisite Authority:  Each of the Vendors has the requisite capacity, power and authority to execute this Agreement and the other agreements and documents required to be delivered by it pursuant hereto and to perform the obligations to which it thereby becomes subject.

(c)         Authorization and Enforceability:

(i)          Each of the Vendors has taken all necessary actions to authorize the execution, delivery and performance of this Agreement, and the other agreements and documents required to be delivered by it pursuant hereto, including the sale of the Amalco Shares to the Purchaser in accordance with the provisions of this Agreement.  This Agreement has been duly executed and delivered by the Vendors, and this Agreement constitutes, and all other documents executed and delivered on behalf of the Vendors pursuant hereto shall when executed and delivered constitute, valid and binding obligations of the Vendors enforceable in accordance with their respective terms and conditions, subject to the qualification that such enforceability may be subject to (i) bankruptcy, insolvency, fraudulent preference, reorganization or other laws affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or law).

(ii)         Amalco at Closing shall have taken all necessary corporate action to authorize the transfer and assignment of the Amalco Shares to the Purchaser in accordance with the provisions of this Agreement.

(d)        No Conflict - Vendors:  The execution and delivery of this Agreement, and the other agreements and documents required to be delivered by a Vendor pursuant hereto, and the completion of the sale of the Amalco Shares to the Purchaser in accordance with the terms of this Agreement are not and will not be in violation or breach of, or be in conflict with or require any consent, authorization or approval under:

(i)          any term or provision of the constating documents of the Watford Entities, Watford Energy or Amalco;

(ii)         any agreement, written or oral to which such Vendor, a Watford Entity which it owns (as set forth in Schedule 1.2(b), Watford Energy or Amalco is bound;

(iii)        any permit or other governmental authorization to which such Vendor or a Watford Entity which it owns (as set forth in Schedule 1.2(b)) or to which Watford Energy or Amalco is a party or by which such Vendor, any such Watford Entity, Watford Energy or Amalco is bound; or

(iv)       any Applicable Law or any judicial order, award, judgement or decree applicable to such Vendor such Watford Entity, Watford Energy or Amalco.

which would be expected to have a material adverse effect on Watford Energy, the Watford Entities and Amalco, taken as a whole.

(e)         No Conflict – Amalco:  The execution and delivery of this Agreement, and the other agreements and documents required to be delivered by each of the Vendors pursuant hereto, and the completion of the sale of the Amalco Shares to the Purchaser in accordance with the terms of this Agreement are not and will not be in violation or breach of, or be in conflict with or require any consent, authorization or approval under:

(i)          any term or provision of the constating documents of the Watford Entities, Watford Energy or Amalco;

(ii)         any agreement, written or oral to which such Vendor, a Watford Entity which it owns (as set forth in Schedule 1.2(b), Watford Energy or Amalco is bound;

(iii)        other than the Title and Operating Documents, any permit or other governmental authorization to which the Watford Entities, Watford Energy or Amalco is a party or by which the Watford Entities, Watford Energy or Amalco is bound; or

(iv)       any Applicable Law or any judicial order, award, judgement or decree applicable to the Watford Entities, Watford Energy or Amalco.

which would be expected to have a material adverse effect on Watford Energy, the Watford Entities and Amalco, taken as a whole.

(f)         Private Companies:  None of Watford Energy or any of the Watford Entities or Amalco are a "reporting issuer" under relevant securities legislation or a "distributing corporation" under relevant corporate legislation.

(g)        Residency For Tax Purposes:  Each Vendor is not a non–resident of Canada within the meaning of the Income Tax Act (Canada).

(h)        Capital of the Watford Entities and Watford Energy: The Vendors are the beneficial owners, directly or indirectly, of all of the issued and outstanding Shares of the Watford Entities and Watford Energy, as set forth in Schedule 1.2(b), and no Person other than the Purchaser under this Agreement has any agreement or option or any right capable of becoming an agreement or option for the purchase from the Vendors of any of the Shares of the Watford Entities and Watford Energy, and no Person has any agreement or option or any right capable of becoming an agreement or option, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription or issuance of any unissued Shares of the Watford Entities or Watford Energy or of any Share Rights of the Watford Entities and Watford Energy.

(i)          Authorized and Issued Capital of Amalco:  At the Closing Time, the authorized share capital of Amalco shall consist of an unlimited number of common shares, of which 1,000,000 (being the Amalco Shares), and no others, shall have been validly issued and shall be outstanding as fully paid and non-assessable shares of Amalco, all of which Amalco Shares shall be registered in the names of the Vendors, as set forth in Schedule 1.2(b), and no other shares of Amalco shall be outstanding.

(j)          Title to Amalco Shares:  At the Closing Time, the Vendors will be the registered and beneficial owners of all of the Amalco Shares as set forth opposite their names on Schedule 1.2(b) and will at such time have good and marketable title to such Amalco Shares free and clear of all Security Interests except those of the Purchaser arising pursuant to this Agreement.

(k)         Amalco Shares:  No Person other than the Purchaser under this Agreement has any agreement or option or any right capable of becoming an agreement or option for the purchase from the Vendors of any of the Amalco Shares.

(l)          Options:  No Person has any agreement or option or any right capable of becoming an agreement or option, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription or issuance of any unissued Shares of Amalco or of any Share Rights of Amalco.

(m)        Directors/Officers/Employees:  At the Closing Time none of the Watford Entities, Watford Energy or Amalco are or will be a party to any employment, management or consulting agreement or other similar arrangement with its Directors, Officers, employees, consultants or others for which Purchaser or Amalco will have any liability after Closing except for non-written agreements between Watford Energy and the individual employees listed in Schedule 5.1(k) and none of such agreements will require or give any such employee the right to require the payment of any amount to such employees as a result of the completion of the transactions contemplated by this Agreement;

(n)        Books:  The books of account, minute books, share ledgers  and other records of the Watford Entities, Watford Energy and Amalco are complete and accurate in all material respects and have been maintained and will be maintained until Closing in accordance with prudent business practices;

(o)        Financial Condition:  The Financial Statements fairly present the financial condition of the business of each of the Watford Entities and Watford Energy as at the dates thereof, and where such statements have been audited, they have been prepared in accordance with GAAP, consistently applied.  All of the liabilities (actual, contingent or otherwise) that are individually or in the aggregate, material to any Watford Entity or Watford Energy or Amalco, taken as a whole on a consolidated basis are disclosed on, reflected in or provided for in the Financial Statements.  Since the respective dates of the Financial Statements, there has been no material adverse change in the financial condition of the business of each of the Watford Entities and Watford Energy or of the Watford Entities and Watford Energy on a consolidated basis.  There is no reason to believe that any restatement of the Financial Statements may be required based on any material or contingent claim arising subsequent to the respective dates thereof;

(p)        Financial Statements:  The Financial Statements fairly present the financial position of Watford Energy and the Watford Entities as at the respective dates thereof, as well as the results of operations and changes in financial position of Watford Energy and the Watford Entities for the periods covered thereby, as applicable, in accordance with GAAP consistently applied provided that no amounts have been delivered in respect of depreciation and depletion and the accounting policies set out in the notes to such Financial Statements.

(q)        Applicable Law:  To the knowledge of the Vendors, all of the Watford Entities, Watford Energy and Amalco are in compliance with Applicable Law, and none of them have received or delivered any written notices of non-compliance or alleged non-compliance of any provisions of Applicable Law, non–compliance with which would reasonably be expected to affect materially and adversely the business, financial condition or results of operations of the Watford Entities, Watford Energy or Amalco taken as a whole.

(r)         Lawsuits:  None of the Vendors, the Watford Entities, Watford Energy or Amalco is a party to any action, suit or other legal, administrative or arbitration proceeding or government investigation, or any claim, including without limitation claims on account of aboriginal title or treaty rights, which might reasonably be expected to result in a material liability or obligation of the Watford Entities, Watford Energy and Amalco taken as a whole, or the impairment or loss of the Vendors' interest in the Shares or the Watford Entities' or Watford Energy's interest in the PNG Assets or the Watford Entities', or Watford Energys' or Amalcos' interest in the shares of any other corporation held by it, or any part thereof, and there are no circumstances, matters or things which could reasonably be anticipated to give rise to any such action, suit or other legal, administrative or arbitration proceeding or government investigation or claim;

(s)         Kaiser Energy:  As at the Date of Closing, none of the Watford Entities, Watford Energy nor Amalco has any liability or obligation to Kaiser Energy Limited or any of its Affiliates;

(t)         Taxes:  Except as set forth in Schedule 5.1(t):

(i)          Watford Energy, the Watford Entities and Amalco have filed, or will prior to the Closing file, all Tax Returns required to be filed under Applicable Law prior to Closing;

(ii)         Watford Energy, the Watford Entities and Amalco have made complete and accurate disclosure in all Tax Returns filed by Watford Energy, the Watford Entities and Amalco and in all materials accompanying such Tax Returns;

(iii)        Watford Energy, the Watford Entities and Amalco have paid or accrued all taxes due and payable prior to Closing under Applicable Law;

(iv)       Watford Energy, the Watford Entities and Amalco have paid all tax assessments and reassessments and any penalties, interest, fines, governmental charges and other amounts which the relevant authority is entitled to collect from each of the Watford Entities, Watford Energy and Amalco;

(v)        there are no actions, audits, assessments, reassessments, suits, proceedings, investigations or claims now subsisting against Watford Energy, each of the Watford Entities or Amalco in respect of taxes paid or payable by Watford Energy or the Watford Entities;

(vi)       there are no matters which are the subject of any agreement with any governmental authority relating to claims for additional taxes from Watford Energy, each of the Watford Entities or Amalco and nor, to the knowledge of the Vendors, are any such matters under discussion with such authorities;

(vii)      there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessments or reassessment of any tax or the filing of any Tax Returns by, or the payment of any tax by, or levy of any governmental charge against Watford Energy, the Watford Entities or Amalco; and

(viii)     Each of Watford Energy, the Watford Entities and Amalco have withheld and/or collected from each payment made by it the amount of all taxes and other deductions required to be withheld therefrom and has paid all such amounts due and payable before the date hereof to the proper taxing or other authority within the time prescribed under Applicable Law.

(u)        Title to PNG Assets:  To the knowledge of the Vendors:

(i)          neither the Vendors nor any Watford Entity, Watford Energy nor Amalco has done any act or thing whereby any of that corporation's interest in and to the PNG Assets may be cancelled or determined and the Vendors are not aware of any other act or thing whereby any interest of any Watford Entity, Watford Energy or Amalco in and to the PNG Assets may be cancelled or determined;

(ii)         none of the Watford Entities, Watford Energy nor Amalco has encumbered, granted a Security Interest in or transferred, leased, licensed or otherwise disposed of the PNG Assets or any interest therein, and the Vendors are not aware of any other encumbrance, Security Interest, transfer, license or disposition of the PNG Assets or any interest therein; and

(iii)        the PNG Assets are free and clear of all liens, encumbrances, adverse claims, demands, Security Interests and Royalty Interests created by through or under the Watford Entities, Watford Energy and Amalco and the Vendors are not aware of any liens, encumbrances, adverse claims, demands or royalties otherwise created;

except in each case for Permitted Encumbrances.

(v)        Ownership and Condition of Tangibles:  To the knowledge of the Vendors, the Watford Entities, Watford Energy and Amalco are the beneficial owners of the Tangibles and to the knowledge of the Vendors, the Tangibles have been constructed, installed, maintained and operated in accordance with generally accepted engineering practices and good oil and gas industry practices.

(w)        All Necessary Permits: To the knowledge of the Vendors, the Watford Entities, Watford Energy and Amalco, or the applicable operator, as the case may be, has obtained all necessary permits, licences and authorizations as may be required pursuant to any Applicable Law to own, construct, operate and maintain the PNG Assets.

(x)         Interim Operations:  Since the Leland Effective Date or the Watford Effective Date, as applicable, the PNG Assets have been operated only in the ordinary and normal course of business.

(y)        No Reduction:  To the knowledge of the Vendors and other than as disclosed on the Land Schedule, the interests of the Watford Entities, Watford Energy and Amalco in the PNG Assets are not subject either to reduction on account of actions or omissions taken or omitted by them or conversion or subject to change to an interest of any other size, and the interest of the Watford Entities, Watford Energy and Amalco are not subject to penalty or forfeiture as a result of non-participation in any joint operation.

(z)         Certain Contracts, Agreements, Plans and Commitments:  Except for Title and Operating Documents, there are no contracts or agreements (written or oral) to which any Watford Entity, Watford Energy and Amalco taken as a whole, except for those contracts and agreements set forth in Schedule 5.1(z) and any other schedule attached to this Agreement.

(aa)       Title and Operating Documents:  As of the Closing Date, there are no material Title and Operating Documents relating to PNG Assets operated by the Watford Entities, Watford Energy or Amalco and to the knowledge of the Vendors, as of the Closing Date there are no material Title and Operating Documents relating to PNG Assets not operated by the Watford Entities, Watford Energy or Amalco affecting the Watford Entities', Watford Energy's and Amalco's title to the PNG Assets which are in the possession of Watford Energy, the Vendors, Amalco or Affiliates of the Vendors or the Watford Entities, other than those which have been or will be made available for inspection by the Purchaser pursuant to Sections 4.1 and 6.1 prior to the Closing Date.

(bb)      Breach of Contracts:  To the knowledge of the Vendors, the Watford Entities, Watford Energy and Amalco are not, and no party thereto is, in default under or in breach of any contract, agreement (whether written or oral) indenture or other instrument to which it is a party or by which they are bound, and there exists no set of facts which, after notice or lapse of time or both, would constitute such a default or breach except as such default or breach would not have a material adverse effect upon the Watford Entities, Watford Energy or on Amalco taken as a whole, and to the knowledge of the Vendors, and subject to and limited by applicable bankruptcy, reorganization, arrangement, winding-up, insolvency, liquidation, moratorium, preference and other laws and judicial decisions from time to time in effect affecting the enforcement of rights and remedies of creditors, all such contracts and agreements are valid, binding and enforceable.

(cc)       AMIs:  There are no area of mutual interest provisions applicable to and binding upon Watford Energy, the Watford Entities or Amalco in respect of the PNG Assets or not disclosed to the Purchaser on or before the Signing Date and as set forth on Schedule 5.1(bb).

(dd)      No Hedging Contracts: Except for agreements respecting the firm transportation or the sale of Petroleum Substances which may be cancelled without penalty or liability on notice of not more than 30 days, none of the Watford Entities, Watford Energy or Amalco is party to, and to the knowledge of the Vendors, is subject to any contracts or other arrangements in respect of any future transaction or otherwise providing for options, swaps, floors, caps, collars, forward sales, forward purchases or similar hedging or leveraging transactions of, respecting or otherwise affecting the PNG Assets.

(ee)       No Balancing Agreements:  None of the Watford Entities, Watford Energy or Amalco are parties to and to the knowledge of the Vendors none of the Watford Entities, Watford Energy or Amalco are bound by any agreements or arrangements (commonly known as gas balancing, over production or underlift overlift agreements or arrangements) which are among two or more Persons owning interests in a portion of the Lands or lands pooled or unitized therewith under which Watford Entities, Watford Energy or Amalco are subject to any gas imbalances, nor has there been any circumstance or case whereby one of such persons has taken, or may hereafter take, a share of the production of Petroleum Substances from such lands greater than it would otherwise be entitled to by virtue of its interest in such lands and which excess taking entitles the other persons to a credit in respect of subsequent production from such lands by which the Watford Entities, Watford Energy or Amalco is bound and which pertain to the PNG Assets.

(ff)        Take or Pay Delivery Obligations and Payments:  There are no Take or Pay Delivery Obligations or Take or Pay Payments.

(gg)      Production Sales Agreements:

(i)          Except as described in Schedule 5.1(gg), there are no production sale agreements or arrangements under which the Watford Entities, Watford Energy or Amalco, or any third party acting on behalf of the Watford Entities, Watford Energy or Amalco, is obligated to sell or deliver Petroleum Substances allocable to the Petroleum and Natural Gas Rights, other than contracts which are terminable on not more than thirty (30) days notice.

(ii)         The Watford Entities, Watford Energy and Amalco have not received, and to the knowledge of the Vendors, none of its agents or any applicable operator of the PNG Assets have received written notice of any actual or alleged act or omission which does, or would with the passage of time, constitute a material default of the Watford Entities, Watford Energy or Amalco taken as a whole as seller under any of the production sales agreements referred to in Section 5.1(gg) in a manner that would have a material adverse effect upon the rights of the Watford Entities, Watford Energy and Amalco taken as a whole thereunder.

(hh)      Environmental Matters: To the knowledge of the Vendors, and except as disclosed in Schedule 5.1(hh);

(i)          the Watford Entities, Watford Energy and Amalco or the relevant operator has obtained all permits, licenses and other authorizations which are required under Environmental Law to own or operate the PNG Assets and the failure of which to obtain would have a material adverse effect upon the value or current use or operation of such PNG Assets;

(ii)         the Watford Entities, Watford Energy and Amalco are not in violation of and have not materially violated in connection with the ownership, use, maintenance or operation of the PNG Assets, any Environmental Laws;

(iii)        there are no orders or directions relating to environmental matters requiring any remediation, work, repairs, construction or capital expenditures with respect to the PNG Assets of any of the Watford Entities, Watford Energy and Amalco, and no Environmental Damage has occurred on or within the Lands which affects the PNG Assets;

(iv)       no Hazardous Materials have been released into the Environment, or deposited, discharged, placed or disposed of at, on or near the PNG Assets which would be reasonably likely to lead to liability under any Environmental Law; and

(v)        no notices of any violation of any of the matters referred to in this Section 5.1(hh) relating to the PNG Assets or their use have been received by the Watford Entities, Watford Energy or Amalco.

(ii)         No Default Notices:  None of the Watford Entities, Watford Energy or Amalco has received and, to the knowledge of the Vendors, none of its agents or any applicable operator of the PNG Assets have received any notice of default under the Title and Operating Documents or any notice alleging material default under any other agreement pertaining to any of the PNG Assets which default has not been rectified as of the Signing Date.

(jj)         Authorized Expenditures:  Except as specifically disclosed in Schedule 4.6 and Schedule 4.7, there are no outstanding authorizations for expenditure or outstanding financial commitments in excess of $50,000 respecting the PNG Assets pursuant to which expenditures are or may be required by the Purchaser as a result of the acquisition of Amalco Shares or in respect of which any amount is outstanding in excess of $50,000.

(kk)       No Fees etc.:  Except for any fees payable under the Waterous Arrangement which shall all be for the account of the Vendors, no Vendor has incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees or commissions with respect to the transactions herein for which the Purchaser, the Watford Entities, Watford Energy and Amalco shall have any obligation or liability.

(ll)         Insurance:  Schedule 4.2(c) sets forth the policies of insurance and insurity bonds that provide coverage in favour of the Watford Entities, Watford Energy or Amalco.

(mm)     Rights of First Refusal:  Except as disclosed on the Land Schedule, there is no right of first refusal or other pre-emptive right applicable to the Amalco Shares, the PNG Assets, or any of them, whereby any Person (other than the Purchaser pursuant to this Agreement), has, as a result of the entering into of this Agreement by the Parties, a right to purchase the Amalco Shares, the PNG Assets, or any of them, at a value determined on the basis provided for in the applicable agreement giving that Person a right of first refusal or other pre-emptive rights.

(nn)      Consulting Agreements:  Each of the Consulting Agreements dated April 1, 1999 entered into between Leland Energy Limited Partnership and any of the Watford Entities, as amended, has been terminated.

(oo)      Gulf Transaction:  None of the Watford Entities, Watford Energy or Amalco has or will have, as the case may be, any liability or be subject to any claims arising out of or in any way connected with the Gulf Transaction.

(pp)      Leakage:  Except as contemplated herein and except as is accounted for in the Effective Date Balance Sheets, since the date of the Effective Date Balance Sheets, none of the Watford Entities, Watford Energy and Amalco have:

(i)          declared, set aside or paid any dividends, or made any distributions in respect of any Shares or Share Rights, or repurchased, redeemed or otherwise acquired any Shares or Share Rights;

(ii)         other than payments in respect of intercompany receivables and payables among the Watford Entities, any payments to any of the Vendors, or any Affiliate of any of the Vendors or any other Person in which any of the Vendors or any of their respective Affiliates owned any equity securities or ownership interests (other than any repayment of Shareholder Debt and the bonuses shown on the Effective Date Balance Sheets);

(iii)        incurred any additional Shareholder Debt;

(iv)       incurred, assumed or otherwise became liable for any obligations, debts or charges to, or entered into any agreement or arrangement with, or granted any security interest to, any of the Vendors, or any Affiliate of any of the Vendors, other than for bona fide advances or payments made to or for the benefit of Watford Energy or among the Watford Entities in the ordinary course of business and consistent with past practice;

(v)        issued any Shares or Share Rights;

(vi)       amended the terms and conditions of any employment, consulting or similar agreements (written or oral) or arrangements;

(vii)      entered into any agreement or commitment to do any of the foregoing items (a) to (f).

(qq)      Shareholder Debt:  None of the Watford Entities, Watford Energy or Amalco have any Shareholder Debt other than as disclosed on the Effective Date Balance Sheets.

(rr)        There have been no renunciations pursuant to any Flow Through Share Agreement to which a predecessor of Amalco is a party effective after the Effective Date in respect of such predecessor other than the following renunciations:
Name	Amount Renounced

Guy Grierson Energy Ltd.	$117,777
Ian de Bie Energy Ltd.	$92,539
Brian Hiebert Energy Ltd.	$117,777
Gord Maybee Energy Ltd.	$92,539

and the parties acknowledge that such renunciations are to be reflected in the determination of Tax Pools as if the renunciation was effective prior to the relevant Effective Date.

5.2        Purchaser's Representations and Warranties

The Purchaser represents and warrants to the Vendors that:

(a)         Standing: The Purchaser is a corporation, duly organized, validly existing under the laws of its jurisdiction of incorporation, and duly registered, authorized to carry on business in the Province of Alberta.

(b)        Requisite Authority:  The Purchaser has the requisite corporate capacity, power and authority to execute this Agreement and the other agreements and documents required to be delivered hereby and to perform the obligations to which it thereby becomes subject.

(c)         Execution and Enforceability:  The Purchaser has taken all necessary corporate actions to authorize the execution, delivery and performance of this Agreement, including the purchase of the Amalco Shares in accordance with the provisions of this Agreement.  This Agreement has been duly executed and delivered by the Purchaser, and this Agreement constitutes, and all other documents executed and delivered on behalf of the Purchaser hereunder shall, when executed and delivered constitute, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms and conditions, subject to the qualification that such enforceability may be subject to (i) bankruptcy, insolvency, fraudulent preference, reorganization or other laws affecting creditors' rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or law).

(d)        No Conflict:  The execution and delivery of this Agreement, and the other agreements and documents required to be delivered by it pursuant hereto, and the completion of the purchase of the Amalco Shares by the Purchaser in accordance with the terms of this Agreement are not and will not be in violation or breach of, or be in conflict with or require any consent, authorization or approval under:

(i)          any term or provision of the constating documents of the Purchaser;

(ii)         any permit or authority to which the Purchaser is a party or by which the Purchaser is bound; or

(iii)        Applicable Law or any judicial order, award, judgement or decree applicable to the Purchaser.

(e)         Litigation:  There are no actions, suits or proceedings pending or, to the knowledge of the Purchaser, threatened against the Purchaser seeking relief which would prevent or materially hinder the consummation of the transactions contemplated by this Agreement.

(f)         Investment Canada Act:  The Purchaser is a non-Canadian within the meaning of the Investment Canada Act (Canada).

(g)        Acting as Principal:  The Purchaser is purchasing the Amalco Shares as principal.

(h)        No Fees etc.:  The Purchaser has not incurred any obligation or liability, contingent or otherwise, for brokers' or finders' fees or commissions with respect to the transactions herein for which the Vendors shall have any obligation or liability.

(i)          Representations and Warranties of the Vendors:  The Purchaser has no knowledge of any fact, matter or circumstance that, individually or in the aggregate would render any of the representations or warranties of the Vendors contained in Section 5.1 true or inaccurate in any material respect.

5.3        Survival of Representations and Warranties

Each Party acknowledges that the other may, subject to Article 10, rely on the representations and warranties made by such Party pursuant to Sections 5.1 or 5.2 as the case may be.  The representations and warranties in Sections 5.1 and 5.2 shall be true on the Signing Date and on the Closing Date, and such representations and warranties shall continue in full force and effect and shall survive the Closing Date for the Survival Period applicable thereto for the benefit of the Party for which such representations and warranties were made.

5.4        Survival of Representations and Warranties re Tax

Notwithstanding Section 5.3, the Vendors acknowledge that the Purchaser may, subject to Article 10, rely on the representation and warranty made by the Vendors pursuant to Section 5.1(t).  The representation and warranty in Section 5.1(t) shall be true on the Signing Date and on the Closing Date, and such representation and warranty shall continue in full force and effect and shall survive the Closing Date for the entire reassessment period set forth in the Tax Act for the benefit of the Purchaser.

5.5        No Additional Representations Or Warranties By Vendors

Except as and to the extent set forth in Section 5.1, the Vendors make no representations or warranties whatsoever, and disclaim all liability and responsibility for any representation, warranty, statement or information made or communicated (orally or in writing) to the Purchaser (including any opinion, information or advice which may have been provided to the Purchaser by any officer, shareholder, director, employee, agent, consultant or representative of Watford Energy, the Watford Entities, the Vendors, Affiliates of the Vendors, Waterous Securities Inc., the Vendors' Counsel or any other agent, consultant, representative or Person, collectively referred to as the "Vendors' Representatives").  Without limiting the generality of the foregoing, except as and to the extent, if any, set forth in Section 5.1, the Vendor makes no representations or warranties as to:

(a)         title to any of Watford Energy or the Watford Entities' interests in any properties or assets, including the PNG Assets;

(b)        the quantity, quality or recoverability of Petroleum Substances respecting the Lands;

(c)         any estimates of the value of the PNG Assets, or the revenues applicable to future production from the Lands;

(d)        any engineering, geological, environmental or other interpretations or economic evaluations respecting the PNG Assets;

(e)         the rates of production of Petroleum Substances from the Lands;

(f)         the quality, condition or serviceability of the PNG Assets;

(g)        the suitability of any of the PNG Assets for use for any purpose; or

(h)        any information provided or made available to the Purchaser by the Vendors, Watford Energy, the Watford Entities or the Vendors' Representatives including the Title and Operating Documents, the Financial Statements, any engineering report or update, books, accounts, records, minute books, Tax Returns and filings and other information and documents of each of Watford Energy, the Watford Entities and the Vendors.

5.6        No Merger

The representations and warranties in Sections 5.1 and 5.2 shall be deemed to apply to all transfers, assignments and other documents conveying any of the Amalco Shares from the Vendors to the Purchaser.  Until the end of the Survival Period applicable thereto, and in the case of the representations and warranties in Section 5.1(t), such period indicated in Section 5.4, there shall not be any merger of any of such representations or warranties in such assignments, transfers or other documents, notwithstanding any rule of law, equity or statute to the contrary, and all such rules are hereby waived.

5.7        Several Obligations of Vendors

Each Vendor shall bear all obligations and liabilities (including indemnities) created pursuant to or as a direct or indirect result of the operation of this Agreement in proportion to its respective interest in the Watford Entity or Watford Entities, Watford Energy or Amalco to which such obligations or liabilities are attributable.  In the event that it is not possible to attribute such an obligation or liability to a specific Watford Entity, each of the Vendors shall severally bear all such obligations in proportion to their respective post Amalgamation interests in Amalco as set forth in Schedule 12(b).

ARTICLE 6
ACCESS TO PNG ASSETS

6.1        Vendors To Provide Access to PNG Assets

The access afforded to the Purchaser and its representatives pursuant to Section 4.1shall include:

(a)         access to records, files, reports, data and documents in Calgary, Alberta, directly or indirectly relating to the PNG Assets, during normal business hours, for the purpose of the Purchaser's review of the PNG Assets and the title of the Watford Entities, Watford Energy and Amalco thereto and investigation of the business and condition (financial or otherwise) of the Watford Entities, Watford Energy and Amalco, including:

(i)          all operating, technical, financial and environmental data and information, including the Watford Entities', Watford Energy's and Amalco's minute books, books of account, tax records and technology; and

(ii)         the PNG Assets as respectively described in items (i), (ii), (iii), (v) and (vi) of the definition of Miscellaneous Interests; and

(b)        a reasonable opportunity to conduct a physical inspection of the PNG Assets (including the Wells, Tangibles and surface areas included therein or associated therewith) at the Purchaser's sole cost, risk and expense, insofar as the Vendors can cause, pursuant to the Title and Operating Documents, any third party to reasonably provide such access to the PNG Assets;

provided that access to all such information and data described in this Section 6.1 shall be subject to the restrictions described in Section 4.1.

ARTICLE 7
CONDITIONS TO CLOSING

7.1        Conditions to the Obligations of the Purchaser

The obligation of the Purchaser to complete the purchase of the Amalco Shares from the Vendors, is subject to the fulfilment, on or prior to the Closing Date, of the following conditions precedent:

(a)         Representations and Warranties:  All representations and warranties of the Vendors contained in this Agreement shall be true at and as of the Signing Date and the Closing Date as if made then in each case, except for inaccuracies which are not in the aggregate material, and a certificate to that effect from the Vendors shall have been delivered to the Purchaser.

(b)        Covenants and Agreements:  The Vendors shall have complied with and performed in all material respects all covenants and agreements required by this Agreement to be complied with and performed by the Vendors at or prior to the Closing Date and a certificate to that effect from the Vendors shall have been delivered to the Purchaser.

(c)         Amalgamation:  The Amalgamation shall have been completed in accordance with the terms and conditions of the Amalgamation Agreement, and otherwise to the satisfaction of the Purchaser, acting reasonably.

(d)        Shareholder Debt:  There shall be no Shareholder Debt.

(e)         ATB Debt:  None of the Watford Entities, Watford Energy or Amalco shall have any indebtedness or liability to Alberta Treasury Branch, Bank of Montreal or any financial institution and all Security Interests relating to any such indebtedness shall have been released and discharged.

(f)         Kaiser Receivable:  All amounts owing by Kaiser Energy Limited or any of its Affiliates to the Watford Entities, Watford Energy or Amalco shall have been paid and collected.

(g)        Employment Agreements:  Each of Brian Hiebert, Guy Grierson, Ian de Bie and Gordon Maybee shall have entered into an employment agreement with Purchaser in the form attached as Schedule 7.1(g).

(h)        Participation Agreements:  Each of Brian Hiebert, Guy Grierson, Ian de Bie and Gordon Maybee (or wholly owned corporations owned by each of them) shall have entered into a joint venture agreement with Purchaser in the form attached as Schedule7.1(h).

(i)          Termination of Flow-Through Shares:  There shall been no renunciations under the Flow Through Agreements that would reduce the Tax Pools of Amalco below $5,600,000 and all Flow Through Agreements shall have been terminated by delivery by each of the holders thereof of an executed Flow Through Release.

(j)          Merger Agreement:  The Merger Agreement dated effective the 1st day of April, 1999, as amended, among Leland Energy Ltd., Kaiser Energy Ltd., 808715 Alberta Ltd., 808719 Alberta Ltd., 808721 Alberta Ltd., 831685 Alberta Ltd., Brian Hiebert, Ian de Bie, Guy Grierson, Gordon Maybee shall have been terminated with no continuing liability or obligation of the Watford Entities, Watford Energy, Amalco, Brian Hiebert, Ian de Bie, Guy Grierson or Gordon Maybee thereunder or in connection therewith, and an agreement effecting such termination, in form and substance satisfactory to the Purchaser, shall have been delivered to the Purchaser.

(k)         Closing Deliveries: The Purchaser shall have received delivery of all documents required to be delivered by the Vendors pursuant to Sections 3.2(a).

(l)          Outside Date:  The Closing shall have occurred not later than the Outside Date.

(m)        Kaiser Sale:  The transaction contemplated by the Share Purchase Agreement dated August 10, 2001 between Kaiser Energy Limited, as Vendor and the Purchaser, as Purchaser shall have been concluded.

(n)        No Material Adverse Change:  after having taken into account any material positive change to the PNG Assets and the business, liabilities and financial conditions of the Watford Entities, Watford Energy and Amalco since April 1, 2001 to the Closing Date, there shall have been no material adverse change since April 1, 2001 to the Closing Date to any of the PNG Assets (other than production of Petroleum Substances in the ordinary course) or to the business, liabilities, financial conditions of the Watford Entities, Watford Energy or Amalco, taken as a whole except for matters and risks which are generally applicable to the oil and gas industry in Canada (including, without limitation, fluctuations in commodity prices and fluctuations in currency or interest rates) and any matter, fact or circumstance disclosed in any schedule attached to this Agreement.

(o)        Dissent Rights:  No shareholder of any of the Watford Entities or Watford Energy shall have exercised any dissent rights under Applicable Law in connection with the Amalgamation and a certificate to that effect from the Vendors shall have been delivered to the Purchaser.

7.2        Conditions to the Obligations of Vendors to Close

The obligation of the Vendors to complete the sale of the Amalco Shares to the Purchaser, is subject to the satisfaction at or prior to the Closing Date of the following conditions precedent:

(a)         Representations and Warranties: All representations and warranties of the Purchaser contained in this Agreement shall be true at and as of the Signing Date and the Closing Date as if made then in each case, except for inaccuracies which are not in the aggregate material, and a certificate to that effect from the Purchaser shall have been delivered to the Vendors.

(b)        Covenants and Agreements: The Purchaser shall have complied with and performed in all material respects all covenants and agreements required by this Agreement to be complied with and performed by the Purchaser at or prior to the Closing Date and a certificate to that effect from the Purchaser shall have been delivered to the Vendors.

(c)         Kaiser Sale:  The transaction contemplated by the Share Purchase Agreement dated August 9, 2001 between Kaiser Energy Limited, as Vendor and the Purchaser as Purchaser shall have been concluded.

(d)        Closing Deliveries: The Vendors shall have received delivery of all documents required to be delivered by the Purchaser pursuant to Section 3.2(b).

(e)         Outside Date: The Closing shall have occurred not later than the Outside Date.

7.3        Parties To Exercise Diligence With Respect To Conditions, etc.

Each Party shall proceed diligently, honestly and in good faith and use all reasonable efforts with respect to all matters within its control to satisfy the conditions referred to in Sections 7.1 and 7.2. In particular:

(a)         The Vendors and the Purchaser shall each use all of their respective reasonable efforts, and shall cooperate with each other, to make and obtain all governmental and regulatory filings, approvals and consents as may be or become necessary for or in connection with the consummation of the transactions contemplated by this Agreement, including the Purchaser and the Vendors shall cooperate to make reasonable efforts to respond to any governmental request or inquiry with respect thereto, but none of the Purchaser or the Vendors, or any of their Affiliates, shall be required to make any payment (other than for reasonable legal fees) that it is not presently contractually required to make, divest any assets, make any change in the conduct of its business, accept any limitation on the future conduct of its business, enter into any other agreement or arrangement with any Person that it is not presently contractually required to enter into, accept any significant modification in any existing agreement or arrangement, or agree to any of the foregoing, or to litigate or participate in administrative actions regarding such filings.

(b)        The Purchaser will, at the reasonable request of the Vendors, from time to time during the Interim Period, provide the Vendors and their representatives with copies of all applications, filings, notifications, submissions and other correspondence or documents (including drafts thereof) related to the satisfaction of the conditions to Closing together with such written advice and information with respect to the status of the Purchaser's efforts to obtain the satisfaction of the conditions to Closing as the Vendors may reasonably request.

7.4        Waiver Of Conditions

The conditions in Section 7.1 are for the sole benefit of the Purchaser and the conditions in Section7.2 are for the sole benefit of the Vendor.  The Party for the benefit of which such conditions have been included may waive any of them, in whole or in part, by written notice to the other Party.

7.5        Failure To Satisfy Conditions

If any of the conditions in Sections 7.1 or 7.2 has not been satisfied at or before the Outside Date and such condition has not been waived by the Party for the benefit of which such condition has been included, such Party may terminate this Agreement pursuant to Section 8.1 by written notice to the other Party prior to the Closing.

ARTICLE 8
TERMINATION

8.1        Grounds for Termination

This Agreement may be terminated prior to the Outside Date:

(a)         by the mutual written agreement of the Vendors and the Purchaser;

(b)        in accordance with Section 7.5 by the Party and in the circumstances contemplated thereby; or

(c)         by the Vendors or the Purchaser if the consummation of the transaction contemplated by this Agreement would violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction;

(d)        by the Purchaser in the event that a material adverse change occurs in the PNG Assets or in assets, liabilities, or operations of the Watford Entities, Watford Energy or Amalco after the Signing Date, as the case may be;

provided that, notwithstanding anything to the contrary express or implied herein, a Party shall not be allowed to exercise any right of termination pursuant to this Section 8.1 if the event giving rise to such right is due to a Purchase Agreement Default by such Party.

8.2        Effect of Termination

If this Agreement is terminated by a Party as permitted under Section 8.1 hereof:

(a)         except as contemplated by this Section 8.2 and Section 8.3, such termination shall be without liability of any Party to any other Party to this Agreement, or to any of their shareholders, directors, officers, employees, agents, consultants or representatives, and the Parties shall be released from all of their obligations under this Agreement;

(b)        subject to Section 8.2(c), if such termination shall result from or relate to a Purchase Agreement Default of a Party, such Party shall not be released from such Purchase Agreement Default and shall be fully liable (in the case of the Vendors, on a several and not joint liability basis in accordance with Section 10.4(a)) for any and all losses, costs, damages (excluding consequential damages), expenses, charges, fines, penalties, assessments or other liabilities sustained or incurred by the other Party or Parties directly or indirectly as a result thereof;

(c)         Section 8.2(b) shall not apply to termination by the Purchaser for a Purchase Agreement Default of the Vendors that arises as a result of a misrepresentation or breach of warranty made by any one or more of the Vendors under Section 5.1 which misrepresentation is beyond their reasonable control or a failure of any one or more of the Vendors to perform or observe in any material respect any of the covenants or agreements to be performed by any one or more of the Vendors which are beyond their reasonable control; and

(d)        the Purchaser shall promptly destroy or return to the Vendors all materials delivered to the Purchaser by the Vendors hereunder, together with all copies of them that may have been made by or for the Purchaser.

8.3        Entitlement to Deposit on Termination

If this Agreement is terminated pursuant to Section 8.1  and the event giving rise to the termination is not due to the Purchase Agreement Default of the Purchaser, then the Deposit provided for in Section 2.4 shall be returned to the Purchaser, together with Deposit Interest earned thereon.  However, if the Agreement is terminated pursuant to Section 10.4 prior to Closing as a result of a Purchase Agreement Default by the Purchaser, then such Deposit, together with the Deposit Interest earned thereon, shall be retained by the Vendors and applied by the Vendors as their sole remedy on account of their damages contemplated by Section 8.2 as a genuine pre-estimate of the Vendors' minimum liquidated damages and not as a penalty.

ARTICLE 9
INFORMATION, MATERIALS AND CONTINUING REPORTS

9.1        Access to Information

After the Closing Date, the Vendors may upon reasonable notice to the Purchaser and subject to contractual restrictions relative to disclosure, have access during business hours to the Title and Operating Documents, any engineering report, the Financial Statements and the financial statements, books, accounts, records, minute books, Tax Returns, tax assessments, filings, maps, documents, files, information and materials of the Watford Entities, Watford Energy and Amalco delivered to the Purchaser pursuant to the terms hereof and to obtain and copy information in respect of matters arising out of or relating to any period of time through the Closing if copies of such records or if the information derived from such access would be helpful and beneficial to the Vendors:

(i)          in connection with audits;

(ii)         in connection with the Vendors' dealings with taxing and other regulatory authorities;

(iii)        to comply with Applicable Law;

(iv)       in connection with any action, suit or proceeding commenced or threatened by the Watford Entities, Watford Energy, Amalco, the Purchaser, or any third Person against the Vendors, their Affiliates or its or their respective directors, officers, employees, agents, solicitors, engineers, accountants and consultants for which the Vendors or their Affiliates may have any liability.

9.2        Tax Returns

The Vendors shall, on a timely basis,  prepare and file all Tax Returns and forms for taxes applicable to the Watford Entities, Watford Energy and Amalco for periods ending on or before the Closing Date, subject to review and approval (which approval shall not be unreasonably withheld) by the Purchaser, and the Purchaser shall provide the Vendors reasonable access to all information required to do so on a timely basis.

ARTICLE 10
LIABILITY AND INDEMNIFICATION

10.1     Defined Terms

In this Article 10:

"Additional Indemnitees" means, with respect to any Person to which an indemnity is granted pursuant to this Article 10, its Affiliates and the respective directors, officers, servants, agents, representatives, advisors and employees of that Person and its Affiliates.

"Indemnified Losses" means all losses, costs, damages, expenses, charges, fines, penalties, assessments or other liabilities whatsoever, but does not include consequential, incidental, economic or punitive losses, damages or claims.

"Notice of Claim" means a notice by the Vendors or the Purchaser, as applicable, on behalf of itself or one or more Additional Indemnities (if applicable) of a claim for Indemnified Losses pursuant to Section 10.2, or 10.3 as applicable, together with detailed particulars as to the nature and amount of the claim, the basis which it is sought and the provisions of this Agreement applicable to such claim.

10.2     Responsibility of Vendors

Subject to the limitations set forth herein, the Vendors shall:

(a)         be liable to the Purchaser and their Additional Indemnitees for all Indemnified Losses which any one or more of them may suffer, sustain, pay or incur; and

(b)        indemnify and save harmless the Purchaser and their Additional Indemnitees from and against all Indemnified Losses which may be brought against or suffered by any one or more of them or which any one or more of them may sustain, pay or incur;

as a direct result of any act, omission, circumstance or other matter arising out of, resulting from, attributable to or connected with any Purchase Agreement Default made by the Vendors.

10.3     Responsibility of Purchaser

Subject to the limitations set forth herein, the Purchaser shall:

(a)         be liable to the Vendors and their Additional Indemnitees for all Indemnified Losses which any one or more of them may suffer, sustain, pay or incur; and

(b)        indemnify and save harmless the Vendors and their Additional Indemnitees from and against all Indemnified Losses which may be brought against or suffered by any one or more of them or which any one or more of them may sustain, pay or incur;

as a direct result of any act, omission, circumstance or other matter arising out of, resulting from, attributable to or connected with any Purchase Agreement Default made by the Purchaser.

10.4     Limit on Vendors' Responsibility

The Vendors' obligations and liability under this Agreement shall be subject to the following limitations:

(a)         The Vendors shall have no liability in connection with any Indemnified Losses until the aggregate of such claims exceeds Seven Hundred and Fifty Thousand ($750,000.00) Dollars and, upon the aggregate of such claims exceeding Seven Hundred and Fifty Thousand ($750,000.00) Dollars, the Vendors shall be required to indemnify in respect of only the amount of such Indemnified Losses to the extent they aggregate in excess of One Hundred and Fifty Thousand ($150,000.00) Dollars PROVIDED THAT any Indemnified Losses arising out of the Vendor's representation and warranty in Section 5.1(pp) shall not be subject to this Section 10.4(a).

(b)        Subject to Sections 10.4(c) and 10.4(d):

(i)          the obligations and liabilities of the Vendors hereunder are several and not joint, nor joint and several;

(ii)         each Vendor shall bear all obligations and liabilities of the Vendors in the manner prescribed in Section 5.7; and

(iii)        the maximum liability of any single Vendor under this Agreement, including any claims for Indemnified Losses, shall be the portion of the Purchase Price (prior to adjustments) paid to such Vendor at Closing;

(c)         The obligations of the Vendors hereunder resulting from a breach by any of the Vendors in the representations and warranties contained in Sections 5.1(b), 5.1(i), 5.1(j), 5.1(k) and 5.1(l) shall be joint and several.

(d)        The obligations of the Vendors hereunder resulting from a breach by any of the Vendors of any of their respective obligations under Section 2.6(g) shall not be subject to 10.4(a).

(e)         If this Agreement is terminated prior to the Closing Date by the Purchaser pursuant to Section 8.1 the Vendors shall have no liability for Indemnified Losses arising out of, resulting from, attributable to or connected with those Purchase Agreement Defaults referred to in Section 8.2(c).

(f)         No Vendor shall have any liability in connection with Indemnified Losses unless the Purchaser shall, prior to the expiry of the Survival Period, or in the case of the representation and warranty in Section 5.4, such period indicated in Section 5.4, have provided such Party with a Notice of Claim.

10.5     Responsibility Extends To Legal Costs and Settlements

Notwithstanding any provision to the contrary contained in this Article 10 references to costs in the liability and indemnification obligations prescribed by Sections 10.2 and 10.3 shall be deemed to include legal (on a solicitor-client basis) and other professional fees and disbursements on a full indemnity basis, and shall extend to settlements, satisfactions or other compromises with respect to claims by third Persons for Indemnified Losses.

10.6     Limitations

Notwithstanding anything herein to the contrary:

(a)         The indemnities provided in Sections 10.2 and 10.3 shall not apply to the extent that claims for Indemnified Losses are reimbursed to the Person to be indemnified by insurance.

(b)        If Indemnified Losses suffered, sustained, paid or incurred by Persons claiming indemnity at any time before or subsequent to the making of an indemnity payment are reduced by any tax benefit or recovery, the amount of such reduction, together with Interest thereon from the date of payment thereof, shall promptly be paid by the Person claiming indemnity to the indemnifying party.

10.7     Limitation on Rights or Remedies

(a)         This Article 10, together with sections 2.6, 3.3, Article 7 and Article 8 sets forth the sole rights and remedies of each Party and its Additional Indemnitees in connection with (i) the transactions contemplated herein, and (ii) any act, omission, circumstance or other matter arising out of, resulting from, attributable to or connected with any Purchase Agreement Default made by the other Party, and such first mentioned Party and its Additional Indemnitees shall have no further right or remedy (whether legal, equitable, fiduciary or in tort) whatsoever, against the other Party, or its Affiliates or their respective directors, officers, servants, agents, advisors or employees.

(b)        The Purchaser acknowledges that it shall not be entitled to any rights or remedies as against the Vendors, their Affiliates or their respective directors, officers, servants, agents and employees under Applicable Law, including common law or in equity, pertaining to any Indemnified Losses, in respect of which it is required to indemnify the Vendors pursuant to Section 10.2 or 10.3, as applicable, and that it shall not be entitled to name the Vendors or their Affiliates or their respective directors, officers, servants, agents and employees under Section10.2 or 10.3, as applicable, as third party to any action pertaining or relating to any Indemnified Losses in respect of which it is required to indemnify the Vendors pursuant to Sections 10.2 or 10.3,  commenced by any third Person against the Purchaser, the Watford Entities or Watford Energy, as the case may be.

10.8     Notice of Claim

In the event that an indemnified party (the "Indemnified Party") shall become aware of any claim, proceeding or other matter (a "Claim") in respect of which the Vendors or the Purchaser (the "Indemnifying Party") agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party.  Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known.

10.9     Direct Claims

With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 60 days to make such investigation of the Claim as is considered necessary or desirable.  For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request.  If both parties agree at or prior to the expiration of such 60 day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration in such manner as the parties may agree or shall be determined by a court of competent jurisdiction.  To the extent that there are funds in the possession of the Escrow Agent, the Purchaser shall be entitled to recover amounts owing to it by the Vendors from the Escrow Amount or otherwise.

10.10   Third Party Claims

With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party's out-of-pocket expenses as a result of such participation or assumption.  If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceedings include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences).  If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.  If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any person (a "Third Party") with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment.  If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such payment was made, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

10.11   Settlement of Third Party Claims

If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed.  Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

10.12   No Merger of Legal Responsibilities

The liabilities and indemnities created in this Article 10 shall be deemed to apply to, and shall not merge in, all assignments, transfer and other documents conveying any of the Amalco Shares to the Purchaser, notwithstanding the terms of such assignments, transfers, conveyances, novations and other documents, Applicable Law or any rule of law or equity to the contrary, and all such rules are hereby waived.

ARTICLE 11
ARBITRATION

11.1     Reference to Arbitration

(a)         Insofar as the Parties are unable to agree on any matter which expressly may be referred to arbitration hereunder, either Party may serve the other Party written notice that it wishes such matter referred to arbitration.

(b)        The Parties shall meet within 7 days of the receipt of a notice issued pursuant to Section 11.1(a) to attempt to agree on a single arbitrator qualified by experience, education and training, to determine such matter.  If the Parties are unable to agree on the selection of the arbitrator, the Party which issued such notice shall forthwith make application to a judge of the Court of Queen's Bench of the Province of Alberta pursuant to the Arbitration Act (Alberta) for the appointment of a single arbitrator, and failing such action on the part of the Party which issued such notice, the other Party may make such application.

11.2     Reference to Arbitration

(a)         The arbitrator selected pursuant to Section 11.1 shall proceed as soon as is practicable to hear and determine the matter in dispute, and shall be directed to provide a written decision respecting such matter within 45 days of appointment.  The Parties shall provide such assistance and information as may be reasonably necessary to enable the arbitrator to determine such matter.

(b)        Except to the extent modified in this Article, the arbitrator shall conduct any arbitration hereunder pursuant to the provisions of the Arbitration Act (Alberta).

(c)         The liability between the Parties for the payment of the compensation and expenses of the arbitrator shall be determined by the arbitrator.

ARTICLE 12
CONFIDENTIALITY OF THE PURCHASER AND PRESS RELEASE

12.1     Return of Documents

If Closing does not occur and this Agreement is terminated, then all documents, working papers and other written material obtained from the Vendors, the Watford Entities or Watford Energy in connection with this Agreement shall be returned to the Vendors, the Watford Entities or Watford Energy, as the case may be, forthwith.  No copies of such information are to be retained by the Purchaser.

12.2     Press Release

The parties agree that, notwithstanding the Confidentiality Agreements, the Purchaser may issue press releases and make such filings as are necessary or desirable under the securities laws or the applicable stock exchange regulations with respect to the Closing, and the parties hereby waive any rights they may have under the Confidentiality Agreements to the extent necessary to permit such press releases and securities filings to be issued.

ARTICLE 13
MISCELLANEOUS PROVISIONS

13.1     Waiver Must Be In Writing

No waiver by any Party of any breach (whether actual or anticipated) of any of the terms, conditions, representations or warranties contained herein shall take effect or be binding upon that Party unless the waiver is expressed in writing under the authority of that Party. Any waiver so given shall extend only to the particular breach so waived and shall not limit or affect any rights with respect to any other or future breach.

13.2     No Amendment Except In Writing

This Agreement may be amended only by written instrument executed by the Vendors and the Purchaser.

13.3     Assignments Before Closing

Prior to Closing, no Party may assign its interest in or under this Agreement without the prior written consent of the other Parties, provided however that the Purchaser may assign its interest in or under this Agreement to an Affiliate without the prior written consent of the Vendors providing however that the Purchaser shall continue to be liable to the Vendors in the event of a Purchase Agreement Default by such assignee.

13.4     Service Of Notice

Notwithstanding anything to the contrary contained herein, all notices required or permitted hereunder shall be in writing.  Any notice to be given hereunder shall be deemed to be served properly if served in any of the following modes:

(a)         personally, by delivering the notice to the Party on which it is to be served at that Party's address for service.  Personally served notices shall be deemed to be received by the addressee when actually delivered as aforesaid, provided that such delivery shall be during normal business hours on any Business Day.  If a notice is not delivered on a Business Day or is delivered after the addressee's normal business hours, such notice shall be deemed to have been received by such Party at the commencement of the addressee's first Business Day next following the time of the delivery; or

(b)        by facsimile (or by any other like method by which a written message may be sent) directed to the Party on which it is to be served at that Party's address for service. A notice so served shall be deemed to be received by the addressee when actually received by it, if received within normal business hours on any Business Day or at the commencement of the next ensuing Business Day following transmission if such notice is not received during business hours.

13.5     Addresses For Notices

The address for service of notices hereunder of each of the Parties shall be as follows:

To each of the the Vendors:

Brian E. Hiebert
Guy C. Grierson
Ian R. de Bie
Gordon A. Maybee
Erin Hiebert
Raylene Grierson
Kathleen de Bie
Patricia Maybee

c/o Watford Energy Ltd.
1340, 734 – 7th Avenue S.W.
Calgary AB  T2P 3P8
Fax:  (403) 508-7419

with a copy to:

Blake, Cassels & Graydon LLP
#3500, East Tower, Bankers Hall
855 – 2nd Street S.W.
Calgary AB  T2P 4J8
Fax:  (403) 260-9700

To the Purchaser:

MarkWest Acquisitions Corp.
c/o MarkWest Resources Canada
155 Inverness Drive West
Suite 200
Englewood, Colorado USA
80112-5000
Fax:  (303) 290-8700
Attention:  Chairman of the Board

with a copy to:

Fraser Milner Casgrain LLP
30th Floor, Fifth Avenue Place
237 – 4th Avenue S.W.
Calgary AB  T2P 4X7
Fax:  (403) 268-3100

A Party may change its address for service by notice to the other Party, and such changed address for service thereafter shall be effective for all purposes of this Agreement.

13.6     Tax Election

The Purchaser may, at its option, make an election under Section 338(g) of the U.S. Internal Revenue Code of 1986, as amended, with respect to the purchase.  If the Purchaser makes such election, it shall provide the Vendors any notice required under such Code and the regulations promulgated thereunder.

13.7     Costs and Expenses

Except as specifically provided herein, all legal and other costs and expenses in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party which incurred the same.  For greater certainty the Vendors shall be responsible for all costs, fees and disbursements chargeable by the Vendor's Counsel, RJBC Inc. and Waterous Securities Inc. relating directly to the transactions contemplated by or consummated as a result of this Agreement excluding (for clarification) any engineering reports prepared prior to the Closing Date.

13.8     Further Assurances

At the Closing Date and thereafter as may be necessary, the Parties shall execute, acknowledge and deliver such instruments and take such other actions as may be reasonably necessary to fulfil their respective obligations under this Agreement.

13.9     Governing Law; Attornment; Etc.

(a)         This Agreement and all such documents executed in connection with this agreement and the transactions contemplated hereby shall be governed by, and construed and enforced in accordance with the applicable laws, other than conflict of laws rules, prevailing in the Province of Alberta.

(b)        The Parties irrevocably

(i)          submit and attorn to the non–exclusive jurisdiction of the Courts of the Province of Alberta for all matters arising out of or relating to this Agreement, or any of the transactions contemplated hereby except that the Parties irrevocably submit and attorn to the non-exclusive jurisdiction of the Courts of the Province of Alberta for such matters arising out of or relating to documentation specifically made to be governed by the terms of the applicable laws of the Province of Alberta pursuant to Section 13.9(a);

(ii)         waive all right to object to jurisdiction of such Courts in any legal action or proceeding relative to this Agreement or the transactions contemplated hereby or execution of any judgment, order or decree issued in or as a result of any such action, suit or proceeding which they may now or hereafter have by reason of domicile or otherwise;

(iii)        waive any objection to the laying of venue in such Courts of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Agreement or the transactions contemplated hereby;

(iv)       waive and agree not to plead or claim that any action, suit or proceeding in such Courts has been brought in an inconvenient forum; and

(v)        waive any right they may have to, or to apply for, trial by jury in connection with any matter, action, proceeding, claim or counterclaim arising out of or relating to this Agreement or any of the transactions contemplated hereby.

13.10   Invalidity of Provisions

If any of the provisions of this Agreement are determined to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13.11   Time

Time shall be of the essence in this Agreement.

13.12   Supersedes Earlier Agreements

This Agreement along with the Confidentiality Agreements, the Employment Agreements and the Participation Agreements constitute the entire agreement between the Parties relating to the subject–matter hereof; and there are no collateral or other statements, understandings, covenants, agreements, representations or warranties, written or oral, relating to the subject–matter hereof.  This Agreement supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties or their predecessors relating to the subject–matter of this Agreement provided that the Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

13.13   Enurement

This Agreement shall be binding upon and enure to the benefit of the Parties and their respective successors and permitted assigns.

13.14   Counterpart Execution

This Agreement and any document or instrument to be executed and delivered by the Parties hereunder or in connection herewith may be executed and delivered in separate counterparts and delivered by one Party to the other by facsimile, each of which when so executed and delivered shall be deemed an original and all such executed counterparts shall together constitute one and the same agreement.  If this Agreement or any such document or instrument is delivered by facsimile, the Party so delivering this Agreement or such document or instrument shall within a reasonable time after such delivery deliver an original executed copy to the other.

IN WITNESS WHEREOF the Parties have duly executed this Agreement.

Witness	IAN R. DE BIE

Witness	KATHLEEN DE BIE

Witness	BRIAN E. HIEBERT

Witness	ERIN HIEBERT

Witness	GUY C. GRIERSON

Witness	RAYLENE GRIERSON

Witness	GORDON A. MAYBEE

Witness	PATRICIA MAYBEE

MARKWEST ACQUISITIONS CORP.

	Per:	c/s

Per: